Exhibit 10.19

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

EXECUTION COPY

18th December 2012

COMPANION DIAGNOSTICS AGREEMENT

BETWEEN

EPIZYME, INC.

and

EISAI CO., LTD.

on the one side

AND

ROCHE MOLECULAR SYSTEMS, INC.

on the other side

This Companion Diagnostics Agreement (“Agreement”) is entered into and made effective this 18th day of December 2012 (the “Effective Date”) by and between Epizyme, Inc., having a place of business at 325 Vassar Street, Cambridge, Massachusetts 02139, U.S.A. (“Epizyme”) and Eisai Co., Ltd., having a place of business at Koishikawa 4-6-10, Bunkyo-ku, Tokyo 112-8088, Japan (individually, “Eisai” and collectively with Epizyme, “Pharmaceutical Partners”) on the one side and Roche Molecular Systems, Inc., having a place of business at 4300 Hacienda Drive, Pleasanton, California 94588, U.S.A. (“RMS”) on the other side.

1. PURPOSE

1.1. RMS is a diagnostics company with expertise and capability in researching, developing, manufacturing and marketing companion diagnostics, and wishes to collaborate with Pharmaceutical Partners in further developing its proprietary Assay (as defined below) as a potential companion diagnostic to the Pharmaceutical Partners Product (as further defined below).

1.2. Epizyme and Eisai collectively have expertise and capability in researching, developing, manufacturing and marketing human prophylactics and therapeutics, and are collaborating on the development and potential commercialization of certain therapeutic products for B-cell lymphoma and together wish to collaborate with RMS in developing a potential companion diagnostic to the Pharmaceutical Partners Product.

1.3. The Parties agree to the terms of a joint collaboration intended to develop and commercialize in vitro diagnostic and/or companion diagnostic tests for the Pharmaceutical Partners Product. The goal of the collaboration is to deliver diagnostic test(s) which will be available for the Pharmaceutical Partners Product clinical studies and commercial use and ultimately covered by Regulatory Approvals with the appropriate local Regulatory Authority (as defined below) in the Major Markets (as defined below) that is intended to guide treatment decisions of patients using the Pharmaceutical Partners Product and to support the life cycle management of the Pharmaceutical Partners Product.

2. DEFINITIONS

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, have the meanings set forth in this Article 2.

2.1.	“AAA” has the meaning as set forth in Section 16.1.

2.2.	“Acting Party” has the meaning as set forth in Section 8.9(b).

2.3. “Affiliate” means, with respect to a Party, any entity which directly or indirectly controls, is controlled by, or is under common control with such Party, where control means the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting equity interests of an entity or such other relationship as results in actual control over the management, assets, business and affairs of an entity; provided, however, that, as to RMS, the term “Affiliate” does not include Chugai.

2.4.	“Agreement” shall mean this Companion Diagnostics Agreement between Epizyme, Eisai and RMS.

2.5. “Assay” means an assay developed by RMS that is directed to mutations [**] of EZH2 and such other mutations as the Parties may agree, and shall include without limitation any biological materials, associated reagents, procedures, controls, instrumentation and/or software necessary to perform the assay, but shall exclude any Samples or other materials that the Assay is intended to test.

2.6. “Assay Development” means the development of the Assay (including software development), the technical validation and verification of the RMS Product, Clinical Validation, clinical reproducibility studies of the RMS Product, the manufacturability of the RMS Product and preparing and submitting to the Regulatory Authorities applications for, and obtaining and maintaining, Regulatory Approvals for the RMS Product.

2.7. “Assay Performance Data” means all data, information, results and reports that are related to the performance of the RMS Product including, but not limited to, data generated in connection with this Agreement during technical performance validation studies, clinical reproducibility studies and Clinical Validation Data, but excluding Clinical Patient Data.

2.8. “Background IP” means any proprietary technology, know-how, data, information, materials, methods, processes, protocols, granted patents or pending patent applications (together with any granted patents resulting from such applications), related to the RMS Product (or any proprietary components thereof), the RMS Technology and/or the Pharmaceutical Partners Product, and/or the manufacture or use of any of the foregoing, in each case that: (i) as of the Effective Date exists and is Controlled by a Party or its Affiliates; or (ii) on or after the Effective Date is independently developed or acquired and Controlled by a Party or its Affiliates other than in connection with the performance of the Agreement. For clarity, the Target Know-How is not the Background IP of any Party.

2.9. “CDAs” means both (a) the Mutual Confidential Disclosure Agreement executed between Epizyme and Ventana Medical Systems, Inc., an Affiliate of RMS, effective 6th September 2011, and applied to RMS via written notice dated 8th May 2012; and (b) the Mutual Confidential Disclosure Agreement executed between Eisai, RMS and Ventana Medical Systems, Inc., an Affiliate of RMS, effective 11th May 2012.

2.10. “CE-IVD” shall mean approved CE Marking according to the Requirements of European Directive 98/79/EC of the European Parliament and of the council of 27 October 1998 on in vitro diagnostic medical devices (IVDD) or its successor Directive.

2.11.	“Changes” has the meaning as set forth in Section 3.2.

2.12. “Chugai” means Chugai Pharmaceutical Co., Ltd, 1-1 Nihonbashi-Muromachi 2-Chome, Chuo-ku, Tokyo 103-8324, Japan.

2.13. “Clinical Patient Data” means all data, information, results and reports that are related to patients in connection with clinical studies of the Pharmaceutical Partners Product, including Clinical Utility data and patient data associated with Clinical Samples resulting from activities under or in connection with this Agreement (e.g., clinical outcomes data), but excluding Clinical Validation Data.

2.14. “Clinical Samples” means Samples obtained from patients pursuant to a clinical trial of the Pharmaceutical Partners Product.

2.15. “Clinical Utility” means the use of test results to select patients that will benefit from the use of the Pharmaceutical Partners Product, to de-select patients that will not benefit from the use of the Pharmaceutical Partners Product or for whom the risks of use of the Pharmaceutical Partners Product would outweigh the benefits, to determine or predict disease prognosis from the use of the Pharmaceutical Partners Product, or to otherwise affect health outcomes associated with the Pharmaceutical Partners Product.

2.16. “Clinical Validation” means activities conducted to demonstrate that the RMS Product may be used to detect EZH2 change of function mutations in the catalytic domain through testing of Samples, including Clinical Samples, as well as the comparison of data from testing of Samples, including Clinical Samples, with the RMS Product and a comparator product or other sequencing assay.

2.17. “Clinical Validation Data” means the aggregated statistical data generated by RMS during Clinical Validation showing the performance of the RMS Product through the testing of Samples, including Clinical Samples, and the comparison of such performance to the performance of a comparator product or other sequencing assay for the accuracy of the detection of EZH2 change of function mutations in the catalytic domain, as well as any analysis or other analytical performance/calculations thereon. For clarity, Clinical Validation Data excludes the underlying data as to whether or not EZH2 change of function mutations in the catalytic domain have been detected in a given Clinical Sample (which underlying data shall be Clinical Patient Data).

2.18. “CoDx” means an IVD whose use is necessary to safe and effective prescription, administration or dosing of a specific drug, such as without limitation by performing any or all of the following functions, (a) stratifying a group of patients so that those who would likely respond to the specific drug are identified, or (b) stratifying a group of patients so that those who would likely not respond to, or would be contraindicated for treatment with, the specific drug are identified.

2.19. “Collaboration Agreement” means that certain Collaboration and License Agreement, dated as of April 1, 2011, between Epizyme and Eisai, as amended.

2.20. “Commercialization Strategy” has the meaning as set forth in Section 6.1.

2.21. “Commercially Reasonable Efforts” means, with respect to an objective, the reasonable, diligent, good faith efforts of a Party of the type to accomplish such objective that a company would normally use to accomplish a similar objective.

2.22. [**].

2.23. [**].

2.24. “Confidential Information” means any and all data, including Pharmaceutical Partners Information and RMS Information, either Party’s Know-How, and either Party’s or its Affiliate’s organizational structure, that is (a) disclosed by or on behalf of a Party to another Party during the Term and in connection with this Agreement and which is identified, as proprietary or confidential, either orally or in writing by the disclosing Party at the time of disclosure, or (b) known to the receiving Party as a consequence of or through performance of this Agreement, and which is not publicly known; provided that Pharmaceutical Partners shall be deemed to be the disclosing Parties and RMS shall be deemed to be the receiving Party with respect to Clinical Patient Data, Pharmaceutical Partners’ Background IP and Pharmaceutical Partners Project Inventions and RMS shall be deemed to be the disclosing Party and the Pharmaceutical Partners shall be deemed to be the receiving Parties with respect to Assay Performance Data, RMS’ Background IP and RMS Project Inventions, in each case, regardless of the Party that actually discloses such information.

2.25. “Contract Laboratories” has the meaning as set forth in Section 5.7. For purposes of clarity, Contract Laboratories are a category of Third Party Agents, as defined in Section 2.92.

2.26. “Control” or “Controlled” means with respect to Patents or other intellectual property assets, that a Party has the right to grant a license or sublicense to such assets (whether through ownership, license or otherwise) without violating the terms of any written agreement with any Third Party.

2.27. “Deferred Fee” has the meaning set forth in Section 15.7(b).

2.28. “Device Authorization Application” means (a) a U.S. pre-market approval application (“PMA”) for a Class III medical device or de novo classification petition or premarket notification, including all information submitted with or incorporated by reference, or (b) any analogous application to those set forth in (a) that is filed with the relevant Regulatory Authority in a country or region in the Territory.

2.29. “Diagnostic Field” means in vitro testing for research use, or exploratory use, or as a clinical diagnostic for use in the diagnosis and/or on-going evaluation of a disease or medical condition, including the prediction and/or monitoring of a response to a therapeutic agent, prognostic use, and also use as an IVD.

2.30. “Due Date” has the meaning as set forth in Section 7.2.

2.31. “Effective Date” means the date on which this Agreement is entered into and made effective, as set forth in the header of this Agreement.

2.32. “EZH2” means Enhancer of Zestehomolog 2.

2.33. “FDA” means the United States Food and Drug Administration and any successor agency.

2.34. “FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act of 1938, as amended, and all implementing regulations.

2.35. “HIPAA” has the meaning as set forth in Section 10.4.

2.36. “IND” means (i) an investigational new drug application filed with the FDA for authorization to commence clinical studies and its equivalent in other countries or regulatory jurisdictions, and (ii) all supplements and amendments that may be filed with respect to the foregoing.

2.37. “Indemnitee” has the meaning set forth in Section 12.3.

2.38. “Indemnitor” has the meaning set forth in Section 12.3.

2.39. “IUO” means an Assay that is labeled for “investigational use only”.

2.40. “IVD” means an in vitro diagnostic product (as defined in § 809.3(a) of the FD&C Act or under comparable regulation in jurisdictions outside the United States) and which is intended for use to predict disease prognosis and/or the safety or efficacy of therapeutic treatment.

2.41. “Independent Development” has the meaning as set forth in Section 9.12.

2.42. “Joint Patents” has the meaning as set forth in Section 8.7.

2.43. “Joint Invention” has the meaning as set forth in Section 8.5.

2.44. “JSC” has the meaning assigned to it in Section 4.2.

2.45. “JSC Chair” has the meaning as set forth in Section 4.2(c).

2.46. “Key Assumptions” shall mean the assumptions that are identified as key for the defined Project Plan and provide the basis for the Payment Plan. As of the Effective Date, the Key Assumptions for the initial Project Plan are identified in Exhibit C, attached hereto.

2.47. “Know-How” means any information, data, Materials, reagents, chemical compounds, inventions whether or not patentable, improvements, practices, formula, techniques, methods, procedures, protocols, knowledge, skill, experience, results, and any information regarding marketing, pricing, distribution, cost, sales or manufacturing.

2.48. “Liabilities” has the meaning set forth in Section 12.1.

2.49. “Major Markets” means the countries in which RMS will market and/or sell the RMS Product during the Term. As of the Effective Date, the term Major Markets means the countries identified in Exhibit D, attached hereto. Such countries may be expanded per Section 3.5.

2.50. “Material” shall mean the biological materials, including Samples, cells, cell lines, genes, gene fragments, gene sequences, probes, DNA, RNA, cDNA libraries, proteins, peptides, polypeptides, plasmids, vectors, expression systems, organisms, biological substances, and any constituents, progeny or replications thereof or therefrom, provided or acquired by, or provided or acquired on behalf of, one Party pursuant to this Agreement as set forth in the Project Plan.

2.51. “NDA” means a New Drug Application or its equivalent (and including any amendments or supplements thereto) that is filed pursuant to the requirements of the FDA, as defined in § 314 et seq. and § 355 of FD&C Act, to obtain FDA approval to commercialize a pharmaceutical product in the United States.

2.52. “Option Period” has the meaning set forth in Section 9.13(a).

2.53. “Owned Trademark” has the meaning as set forth in Section 6.3.

2.54. “Party” or “Parties” refers individually or collectively to Epizyme, Eisai and RMS.

2.55. “Party’s Know-How” means with respect to any Party, Know-How that (a) was developed or acquired by such Party on or before the Effective Date or (b) is independently developed or acquired by such Party after the Effective Date but not in connection with the performance of this Agreement. For purposes of clarity, a Party’s Know-How does not include any Assay Performance Data, Clinical Patient Data or Target Know-How.

2.56. “Patent” means any existing or future (a) national, regional or international patent or patent application in the Territory (including without limitation any provisional, divisional, continuation, continuation-in-part, non-provisional, converted provisional, or continued prosecution application, any utility model, petty patent, design patent and/or certificate of invention), (b) any extension, restoration, revalidation, reissue, re-examination and extension (including any supplementary protection certificate and the like) of any of the foregoing patents or patent applications, and (c) any ex-U.S. equivalents corresponding to any of the foregoing.

2.57. “Payment Plan” means the schedule of payments made by Pharmaceutical Partners to RMS upon completion of specific activities defined in the Project Plan.

2.58. [**].

2.59. “Pharmaceutical Field” shall mean the discovery, development, manufacture, use, and/or sale of biological or chemical substances for the cure, treatment, or prevention of diseases or conditions of human beings.

2.60. “Pharmaceutical Partners Indemnitees” has the meaning set forth in Section 12.2.

2.61. “Pharmaceutical Partners Information” means all Know-How, and other items that are Controlled by Epizyme or Eisai, individually or collectively and are supplied or otherwise made available, directly or indirectly, to RMS by or on behalf of Epizyme or Eisai or any of their respective Affiliates pursuant to performance under this Agreement. Notwithstanding the foregoing, Pharmaceutical Partners Information includes but is not limited to clinical protocols, clinical data, screening data, patient stratification, clinical patient outcomes, Clinical Patient Data and any information that may be derived from or related to any visits by RMS personnel to Epizyme’s and/or Eisai’s or their Affiliates’ premises, pursuant to this Agreement. Pharmaceutical Partners Information shall not include Assay Performance Data, Project Inventions or Target Know-How.

2.62. “Pharmaceutical Partners Patient Materials” has the meaning set forth in Section 5.3.

2.63. “Pharmaceutical Partners Product” shall mean the EZH2 inhibitor pharmaceutical product E7438, being developed and/or commercialized by Pharmaceutical Partners or their Affiliates for B-cell lymphoma and related indications. The Pharmaceutical Partners Product may be modified or expanded in accordance with the procedures set forth in Section 3.3, and any license rights granted around the Pharmaceutical Partners Product shall be concurrently and automatically modified in accordance with Section 9.8.

2.64. “Pharmaceutical Partners Project Invention” has the meaning as set forth in Section 8.5.

2.65. “PHI” has the meaning as set forth in Section 10.4.

2.66. “Privacy Rule” has the meaning as set forth in Section 10.4.

2.67. “Project” means the program of activities to be performed under a Project Plan with the goal of developing a RMS Product intended for use in the Diagnostic Field in connection with the development and/or commercialization of the Pharmaceutical Partners Product.

2.68. “Project Invention” means any new proprietary technology, Know-How, materials, methods, processes, protocols, inventions or discoveries (whether or not patentable) generated by employees or agents of a Party (or its Affiliates), either solely or jointly with employees or agents of the other Party (or its Affiliates) in the performance of activities under a Project Plan or otherwise in connection with this Agreement other than Clinical Patient Data or Assay Performance Data. For clarity, Project Inventions will include, without limitation, any improvements or modifications to a Party’s Background IP that are generated in performance of activities under a Project Plan or otherwise in connection with this Agreement.

2.69. “Project Plan” means the detailed plan describing the activities agreed to by the Parties that will be performed by each of Epizyme, Eisai, their respective Affiliates and/or Third Party Agents, on the one hand with the development of the Pharmaceutical Partners Product, and RMS, its Affiliates and/or Third Party Agents, on the other hand, in connection with the development of the RMS Product.

2.70. “Project Team” has the meaning as set forth in Section 4.1.

2.71. “Publication” has the meaning as set forth in Section 14.2.

2.72. “Regulatory Approval” means (i) with respect to an IVD, approval or clearance of a Device Authorization Application granted by the FDA, (ii) with respect to a Pharmaceutical Partners Product, NDA approval granted by the FDA, and/or (iii) any approval analogous to those set forth in (i) or (ii) that is granted by the relevant Regulatory Authorities in one or more countries in the Territory.

2.73. “Regulatory Authority” means, as applicable, the FDA, the European Medicines Agency, and/or any other analogous regulatory authority or agency in a country or region in the Territory for the RMS Product or the Pharmaceutical Partners Product.

2.74. “Regulatory Change” has the meaning set forth in Section 3.2.

2.75. “RMS Indemnitees” has the meaning set forth in Section 12.1.

2.76. “RMS Information” means all Know-How and other items that are Controlled by RMS or its Affiliates, individually or collectively, and are supplied or otherwise made available, directly or indirectly, to Epizyme and/or Eisai, by or on behalf of RMS or its Affiliates pursuant to performance under this Agreement. For purposes of clarity, RMS Information includes but is not limited to RMS proprietary information around RMS Technology, technical validation and verification data of the RMS Product outside the Project Plan, and manufacturability data of the RMS Product; or any information that may be derived from or related to any visits by Epizyme and/or Eisai and their Affiliates to RMS’ premises, pursuant to this Agreement. RMS Information shall not include Clinical Patient Data, Project Inventions or Target Know-How.

2.77. “RMS Product” means a CoDx, IVD, IUO or an RUO, based on the Assay as well as the platform RMS Technology, being developed and/or commercialized by RMS or its Affiliates under the Project Plan.

2.78. “RMS Project Invention” has the meaning set forth in Section 8.5.

2.79. “RMS Technology” shall mean any RMS’ proprietary technologies, such as technologies relating to the Assay or to RMS’ instruments or platforms and related software, which is developed, or Controlled by RMS either during this Agreement or before the Effective Date, for purposes that are not pursuant to this Agreement. RMS Technology shall not include Target Know-How.

2.80.	“RUO” means an Assay that is intended and labeled for “research use only”.

2.81. “Sample” means any patient samples, human cell lines, tissues, blood samples, clinical isolates, or other similar human-derived materials that are collected and/or otherwise made available pursuant to the Agreement for use in connection with a Project Plan, including without limitation for the development, testing and/or validation of the RMS Product.

2.82. “Senior Officers” has the meaning as set forth in Section 4.3.

2.83. “Sponsoring Party” has the meaning as set forth in Section 4.1(b).

2.84. “Standard Terms” has the meaning as set forth in Section 5.7(c).

2.85. “Support” has the meaning as set forth in Section 5.7(c).

2.86. “Supporting Party” has the meaning as set forth in Section 8.9(b).

2.87. “Target Know-How” means Project Inventions relating to EZH2 and the genetic markers associated therewith, including without limitation any mutations with respect thereto.

2.88. “Term” has the meaning as set forth in Section 15.1.

2.89. “Termination Fee” has the meaning set forth in Section 15.7(b).

2.90. “Territory” means worldwide.

2.91. “Third Party” means any individual or entity other than Epizyme, Epizyme’s Affiliates, Eisai, Eisai’s Affiliates, RMS, or RMS’ Affiliates.

2.92. “Third Party Agent” means any Third Party who is contracted by a Party to provide services under a Project Plan.

2.93. “Third Party Claim” has the meaning set forth in Section 12.1.

2.94. “Trademark” means all trademarks, service marks, trade names and logos, whether registered or not, as well as all applications thereto, and all goodwill associated therewith.

3. PROJECT AND PROJECT PLAN

3.1. Project. Epizyme, Eisai and RMS will perform the Project in accordance with the Project Plan and this Agreement for the development of the RMS Product. The initial Project Plan is attached hereto as Exhibit A, with the associated Payment Plan and Key Assumptions attached hereto as Exhibit B and Exhibit C, respectively. The initial Project Plan includes timeframes that are tied to specific activities and based upon contingent actions of the Parties. Work on the Project Plan will be initiated as soon as practicable after the Effective Date of this Agreement.

3.2. Modifications to Project Plan. If either Party becomes aware of any changes of the Key Assumptions or of any other circumstances outside of the control of the Parties, such as changes in the regulatory environment, which could reasonably be expected to result in a material impact on the Project Plan or RMS’ ability to obtain Regulatory Approval for or commercialize the RMS Product in the Major Markets (the “Changes”), then such Changes shall be promptly reported to the other Party, and the Parties shall negotiate in good faith an amended Project Plan and Payment Plan taking into account such Changes. For clarity, the Parties are assuming that for the countries in the Major Markets, aside from the United States and Japan, all such countries shall accept CE-IVD filing for obtaining Regulatory Approval on the RMS Product, without the need for further testing, data or registrational studies, but any changes in the regulatory environment which alters this assumption with respect to such a country prior to obtaining Regulatory Approval for such a country (a “Regulatory Change”) shall not be deemed to be a Change subject to the provisions of this Section 3.2, provided that, unless Pharmaceutical Partners agree to reimburse RMS for all incremental out-of-pocket costs that RMS is required to incur in order to obtain the requisite Regulatory Approval for the RMS Product (but not any separate submission for the RMS Technology that is not specific to the RMS Product) in the applicable country as a result of such Regulatory Change, the country affected by such Regulatory Change shall be excluded from the Major Markets unless and until such country is reinstated as a Major Market pursuant to Section 3.5. Any dispute with respect to any amendments to the Project Plan or Payment Plan in connection with any Change shall be resolved according to Sections 4.2 and, if necessary, 4.3. Notwithstanding anything in this Agreement to the contrary, unless otherwise agreed by the Parties, there shall be no change to the Payment Plan, and RMS shall not have the right to terminate the Agreement, in connection with any Change to the extent that such Change results from or arises out of RMS’ negligence or failure to exercise due care in the performance of its obligations under this Agreement. For any amendments to the Project Plan relating to Changes or for any agreed upon modifications to the Project Plan independent of any Changes which does not lead to an increase or decrease of the amended or modified Payment Plan, the Project Team shall have the authority to agree, approve and sign off such modified Project Plan. If the Project Team is unable to agree on an amended or modified Project Plan, the escalation process according to Section 4.2(d) shall apply. If and to the extent the above amendment or modification of the Project Plan leads to an increase or decrease of the amended or modified Payment Plan, the Project Team shall submit to the JSC the amended or modified Project Plan and only the JSC shall have the authority to recommend approval of such amended or modified Project Plan (including associated amendment or modification to the Payment Plan) provided that such amended or modified Project Plan and Payment Plan shall not become effective unless agreed upon in writing and signed by authorized representatives of Epizyme, Eisai and RMS, such agreement not to be unreasonably withheld, delayed or conditioned. If the JSC is unable to recommend approval of an amended or modified Project Plan, including an amended or modified Payment Plan reflecting the appropriate increase or decrease in resulting incremental costs, the escalation process according to Section 4.3 and Article 16, respectively shall apply.

3.3. Change to Pharmaceutical Partners Product Designation. Pharmaceutical Partners may propose that the definition of Pharmaceutical Partners Product be modified or expanded in the future to include other pharmaceutical products that target EZH2 by providing written notice to RMS, including details related to development of such pharmaceutical products, to the extent such details are required for development of a RMS Product, and upon delivery of such notice, the definition of Pharmaceutical Partners Product shall automatically be amended to replace and/or include such identified pharmaceutical product; provided that RMS shall not be obligated to perform any additional activities in order to obtain approval from the relevant Regulatory Authorities for a RMS Product for such new pharmaceutical products that would require that it incur any additional expenses except as agreed by the Parties through the execution of a revised or new Project Plan and Payment Plan to compensate RMS for any such activities. In the event that Pharmaceutical Partners Background IP relating to such new pharmaceutical product exists, and is not licensed to RMS under the Agreement, such Pharmaceutical Partners Background IP relating to such new pharmaceutical product will be licensed to RMS under the same terms as other Pharmaceutical Partners Background IP licensed in accordance with Article 9 hereunder. In the event that RMS Background IP relating to such new pharmaceutical product exists, and is not licensed to Pharmaceutical Partners under the Agreement, such RMS Background IP relating to such new pharmaceutical product will be licensed to Pharmaceutical Partners under the same terms as other RMS Background IP licensed in accordance with Article 9 hereunder; provided, however, if such RMS Background IP is Controlled by RMS and, as of the date of notice regarding a proposed change in the definition of Pharmaceutical Partners Product, such Control includes incurring financial or other material obligations to any Third Party in excess of such obligations that applied with respect to the Pharmaceutical Partners Product as defined prior to such proposed change, then such RMS Background IP shall be not be automatically licensed to Pharmaceutical Partners under the Agreement under the same terms as other RMS Background IP. In such circumstance, RMS agrees to negotiate in good faith with the Pharmaceutical Partners for commercially reasonable terms of a sublicense to such RMS Background IP to grant similar licenses of the scope given under Section 9.2 with respect to other RMS Background IP.

3.4. Project Obligations and Responsibilities.

(a) Diligence. Each Party will use Commercially Reasonable Efforts to perform its obligations under this Agreement, particularly to successfully complete the activities for which it is responsible under the Project Plan and this Agreement in accordance with applicable standards currently recognized by the Parties’ profession or industry. Each Party shall be responsible for the quality, technical accuracy, and completeness of all data, and any other items to be generated or provided by them under this Agreement. Each Party shall also be responsible for the professional quality, training, and supervision of all its Affiliates’, and its Third Party Agents’ personnel who perform any activities under the Project Plan. RMS shall undertake its obligations under this Section 3.4 in good faith, using Commercially Reasonable Efforts to diligently meet the milestones set forth in the Project Plan. In no event shall RMS’ obligation to use Commercially Reasonable Efforts to perform its obligations under this Agreement be reduced as a result of any Change to the extent that such Change results from or arises out of RMS’ negligence or failure to exercise due care in the performance of its obligations under this Agreement.

(b) Compliance with Laws and Regulations. Each of RMS, Epizyme and Eisai shall, and shall ensure that their respective Affiliates and/or Third Party Agents shall, comply with all applicable laws, rules and regulations in connection with the performance of the Project Plan and their obligations under this Agreement, including, with respect to RMS, commercialization of the RMS Product. In addition, each of RMS, Epizyme and Eisai shall, and shall ensure that their respective Affiliates and/or Third Party Agents shall, comply, as applicable, with current Good Laboratory Practices, Good Clinical Practices and/or Good Manufacturing Practices, applicable inspection requirements, and other applicable laws, including 21 C.F.R Parts 50, 54, 56, and 812, in connection with the performance of the Project Plan and their obligations under this Agreement, including, with respect to RMS, commercialization of the RMS Product, and shall generate, prepare, maintain, and retain all regulatory documentation, including Regulatory Approval applications, Regulatory Approvals, correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto in accordance with applicable law and regulation, and ensure that all such information is true, complete and correct and what it purports to be.

(c) Timeframes for Performance. The Parties will use Commercially Reasonable Efforts to complete their respective obligations under the Project Plan within the timeframes specified in the Project Plan. Each Party will promptly inform the other Party in the event that it anticipates or experiences a delay in the completion of such activities. Each Party shall be responsible for any delay or failure by it (its Affiliates, or its Third Party Agents) to timely complete its obligations under the Project Plan, except to the extent that (i) such failure or delay is caused by a delay or failure of performance by any other Party; or (ii) as may otherwise be mutually agreed in writing by the Parties.

(d) Responsibility for RMS Product. Except as may otherwise be expressly agreed to in writing by the Parties, RMS shall be responsible for the development, Regulatory Approval and commercialization of the RMS Product, including but not limited to the Assay Development.

(e) Responsibility for Pharmaceutical Partners Product. Pharmaceutical Partners and their Affiliates are and shall remain responsible, at their own expense and as determined in their sole discretion, for the development and commercialization of the Pharmaceutical Partners Product.

3.5. Expansion of the Major Markets. In the event that Pharmaceutical Partners seek to commercialize the Pharmaceutical Partners Product in countries outside the Major Markets and require RMS to obtain Regulatory Approval and commercialize the RMS Product in such countries, Pharmaceutical Partners shall notify RMS of such plans in writing. If at such time RMS is commercializing in such countries, directly or through Affiliates and/or Third Parties, products utilizing a comparable platform as the RMS Technology, the Major Markets shall be expanded to include such countries, subject to Pharmaceutical Partners agreeing to reimburse RMS for all incremental out-of-pocket costs that RMS is required to incur in order to obtain the requisite Regulatory Approvals for the RMS Product (but not any separate submission for the RMS Technology that is not specific to the RMS Product) in such countries. If Pharmaceutical Partners request that the Major Markets be expanded to countries other than countries in which RMS is commercializing, directly or through Affiliates and/or Third Parties, products utilizing a comparable platform as the RMS Technology, the Parties shall discuss whether to expand the Major Markets to include any such proposed additional country and, in connection with any agreement by the Parties to expand the Major Markets to include such country, the Parties shall enter into a mutually agreeable amendment to the Project Plan and associated Payment Plan.

3.6. Exclusivity. The relationship of the Parties under this Agreement is non-exclusive. Each Party’s rights to independently develop products is outlined further in Section 9.12 below.

4. GOVERNANCE

4.1. Project Team. On or shortly after the Effective Date, the Parties shall appoint appropriate representatives to the joint project team for the Project being carried out under this Agreement (the “Project Team”). Membership of the Project Team shall be comprised of employee representatives from RMS, employee representatives from Epizyme and employee representatives from Eisai. Each Party’s Project Team representatives shall have appropriate technical expertise and experience in disciplines relevant to the Project (including without limitation Assay Development, clinical drug development, regulatory matters, and project management). Any of a Party’s representatives to the Project Team may be replaced at any time by that Party, with written notice to the other Parties, and the Party’s representatives should reflect the required expertise and competencies with respect to the relevant phase of the Project Plan during such appointment.

(a) Responsibilities of the Project Team. The primary responsibility of the Project Team will be to coordinate and manage the performance of the day-to-day activities being carried out under the Project Plan, and to facilitate communications and the exchange of data and information related to the Project. Specific Project Team responsibilities shall include:

•	Reviewing and evaluating periodically the status, progress and results of work being performed under the Project Plan;

•	Reviewing the timing of the start of each new activity with respect to an unearned milestone; and

•	Agreeing, approving and signing off on amended or modified Project Plans in accordance with Section 3.2.

(b) Project Team Meetings. The Project Team will meet on a regular basis, with the schedule to be agreed upon by the Parties. The Project Team will determine its meeting locations, and whether to conduct a meeting in-person, by teleconference, or videoconference. Each Party is responsible for all out-of-pocket costs and expenses incurred by it in connection with its participation in meetings of the Project Team. Each Party may invite others of its permanent or temporary employees to attend and participate in relevant portions of the Project Team meeting as necessary. A Party (“Sponsoring Party”) shall notify the other Parties’ Project Leaders (defined below) in writing in the event that it wishes to invite a Third Party to attend a Project Team meeting. Any such notice shall be provided at least [**] business days prior to the relevant Project Team meeting and shall identify the relevant Third Party, and briefly describe the reasons that the Sponsoring Party wishes to include the Third Party in the meeting. The attendance and participation of such Third Party shall be subject to the prior written consent of the Parties receiving such notice (such consent not to be unreasonably withheld). Any such consent granted by a Party shall be conditioned upon the Third Party being bound by a written confidentiality and non-use agreement that is reasonably acceptable to the consenting Party. In the event that attendance of such Third Party contractor at a subsequent Project Team meeting approval shall not be required for any Third Party who was previously approved by the other Parties and remains bound by an appropriate written confidentiality and non-use agreement at the time of the Project Team meeting, provided that the Sponsoring Party gives the other Parties prior notice of such attendance and the other Parties do not revoke their consent. The Parties respective Project Leaders shall be responsible for ensuring compliance with the foregoing.

(c) Project Leaders. Each Party shall designate one of its appointed members of the Project Team as its primary point of contact and lead representative for matters related to the Project (each, a “Project Leader”). Meetings of the Project Team shall be jointly chaired by the Project Leaders. A Party may change its designated Project Leader by providing written notice to the other Parties to that effect. The Project Leaders will be responsible for establishing meeting schedules and agendas, for generating mutually acceptable minutes of Project Team meetings and for any other administrative matters related to Project Team meetings. The Project Leader may elect to delegate these responsibilities to other members of the Project Team. The Project Leaders may elect to rotate and/or otherwise allocate those responsibilities between themselves.

(d) Project Team Decisions. The Project Team will make its decisions, and approve all of its actions, by unanimous consent of the Project Team Leaders, provided that the Epizyme Project Leader and the Eisai Project Leader shall have one collective vote (which shall be settled solely between the Epizyme Project Leader and the Eisai Project Leader), and the RMS Project Leader shall have one vote to resolve all of the Project Team’s decisions and approved actions. All decisions of the Project Team shall be documented in the Project Team’s meeting minutes. If the Project Team is unable to resolve a dispute regarding any matter within the Project Team’s authority, the matter will be referred to the JSC for resolution in accordance with Section 4.2(d).

4.2. Joint Steering Committee. Within [**] days after the Effective Date, the Parties will form a joint steering committee (the “JSC”) comprised of up to [**] senior employee representatives from RMS and up to [**] senior employee representatives collectively from Pharmaceutical Partners. Each representative to the JSC will be appointed by a Party, and also may be replaced at any time by that Party, with written notice to the other Parties. A Party’s appointed JSC members will have appropriate expertise, experience and decision making authority to carry out their responsibilities as members of the JSC, and may not at the same time serve as a member of the Project Team.

(a) Responsibilities of the JSC. The primary purpose of the JSC will be to provide oversight and strategic planning for the Project being carried out under the Agreement. Specific JSC responsibilities shall include:

•	Prioritization of activities in Project Plan (and between Project Plans if more than one is in place at any time);

•	Resolving any issues that cannot be resolved by the Project Team, as provided in Section 4.1(d);

•	Establishing a Commercialization Strategy, as provided in Section 6.1; and

•

Recommending to the Party’s appropriate signatories the execution of any significant amendments or modifications to the Project Plan submitted to the JSC by the Project Team pursuant to Section 3.2, including any associated financial terms or modifications to the Payment Plan.

(b) JSC Meetings. The JSC will meet at least [**], or more or less frequently as mutually agreed by the Parties, at such times as may be agreed to by the Parties. The JSC will determine its meeting locations, and whether to conduct a meeting in-person, by teleconference, or videoconference. Each Party is responsible for all costs and expenses incurred by it in connection with its participation in the meetings of the JSC. Each Party shall have the right to call a special meeting of the JSC at any time as necessary or desirable to address disputes or other matters within the scope of the JSC’s responsibilities by providing the other Parties with written notice to that effect. The JSC Chairs shall schedule and convene such special JSC meeting as soon as practicable following such notice. Each Party may, from time-to-time and with prior written notice to the JSC members of the other Parties, invite Project Team members and/or others of its employees, consultants or agents to attend relevant portions of a JSC meeting as necessary. The Sponsoring Party shall notify the other Parties in writing in the event that it wishes to invite a Third Party to attend a JSC meeting. Any such notice shall be provided at least [**] business days prior to the relevant JSC meeting and shall identify the relevant Third Party and briefly describe the reasons that the Sponsoring Party wishes to include the Third Party in the meeting. The attendance and participation of such Third Party shall be subject to the prior written consent of the Parties receiving such notice (such consent not to be unreasonably withheld). Any such consent granted by a Party shall be conditioned upon the consultant or contractor being bound by a written confidentiality and non-use agreement that is reasonably acceptable to the consenting Party. In the event the Sponsoring Party requires the attendance of such Third Party at subsequent JSC meetings, approval shall not be required for any Third Party who was previously approved by the other Parties and remains bound by an appropriate written confidentiality and non-use agreement at the time of the Project Team meeting, provided that the Sponsoring Party gives the other Parties prior notice of such attendance and the other Parties do not revoke their consent. The Parties’ respective JSC Chairs (as defined below) shall be responsible for ensuring compliance with the foregoing.

(c) JSC Chairpersons. Meetings of the JSC shall be jointly chaired by one representative of each Party to be designated from among such Party’s appointed representatives to the JSC (each, a “JSC Chair”). A Party may change its designated JSC Chair by providing written notice to the other Party to that effect. The JSC Chairs will be responsible for establishing meeting schedules and agendas, and for generating mutually acceptable minutes of JSC meetings. Each Party’s JSC Chair can delegate such administrative aspects of JSC meetings to one of such Party’s members on the Project Team. The JSC Chairs may elect to rotate and/or otherwise allocate those responsibilities between themselves.

(d) JSC Decisions and Dispute Resolution. The JSC will make its decisions, and approve all of its actions, by unanimous consent of the JSC Chairs, provided that the Epizyme JSC Chair and the Eisai JSC Chair shall have one collective vote (which shall be settled solely between the Epizyme JSC Chair and the Eisai JSC Chair), and the RMS JSC Chair shall have one vote to resolve all JSC’s decisions and approved actions. Except as otherwise set forth in this Agreement, if the JSC is unable to reach agreement on any matter within the JSC’s authority within [**] days after the matter is first referred to the JSC, then the matter will be resolved by the Parties’ Senior Officers pursuant to Section 4.3.

(e) Excluded JSC Decisions. Notwithstanding the foregoing decisions set forth in Section 4.2(d), the Parties agree that disputes on certain matters shall be excluded from resolution through the procedures of either Sections 3.2, 4.2(d) or 4.3, and that instead one Party(ies) (as indicated below) shall have final decision making authority with regard to such matters as follows:

•

Pharmaceutical Partners shall have final decision making authority with respect to all matters related to (1) the development of the Pharmaceutical Partners Product (including without limitation to design and conduct clinical trials involving the Pharmaceutical Partners Product), and (2) the commercialization of the Pharmaceutical Partners Product in the Territory (including without limitation the decision of whether or not to sell or discontinue selling the Pharmaceutical Partners Product in a country or region). For clarity, the JSC shall not have any oversight or authority with respect to the development or commercialization of any Pharmaceutical Partners Products except and only to the extent related to the development of an RMS Product under a Project Plan.

•

RMS shall have final decision making authority with respect to matters related to (1) the design and configuration of the RMS Product and (2) the commercialization of the RMS Product in the Territory other than in the Major Markets (including without limitation the decision, subject to Sections 6.2(c) and 6.2(d), of whether or not to sell or discontinue selling the RMS Product in a country or region other than in the Major Markets).

The Party having such final decision making authority may exercise that authority through the exercise of a casting vote by its JSC Chair on relevant subject matter, or through such other actions as it determines are necessary; provided, however, that if the Pharmaceutical Partners make any change to the Pharmaceutical Partners Product that results in a Change, then such Change shall be handled in accordance with Section 3.2.

4.3. Resolution of Disputes by Senior Officers. Except as otherwise expressly provided in Section 4.2(e), any unresolved disagreement or dispute arising at either the Project Team and/or the JSC will be referred to the Parties’ respective senior officers designated below (the “Senior Officers”), or their respective designees, for resolution through good faith negotiations over a period of up to [**] days. To the extent that a Party’s Senior Officer delegates his/her responsibility for resolution of a dispute to another officer of such Party, such Party shall ensure that the designee has all necessary and appropriate authority to fully resolve the Dispute on behalf of such Party. Such designated Senior Officers are as follows:

•	For Epizyme: CEO and President

•	For Eisai: President, Oncology Products Creation Unit

•	For RMS: CEO and President

For matters referred to the Senior Officers, the Epizyme and Eisai representatives shall have one collective vote (which shall be settled solely between Epizyme and Eisai representatives), and the RMS representative shall have one vote to resolve the matter. For matters that are unable to be resolved in good faith by the Senior Officers within the [**] day period, any Party may submit such dispute to arbitration proceedings as set forth in Article 16.

5. DEVELOPMENT ACTIVITIES

5.1. Assay Development. RMS shall be responsible for and shall conduct the Assay Development as set forth in the Project Plan, including the Clinical Validation of the RMS Product.

5.2. Development of Pharmaceutical Partners Product. Epizyme, Eisai and/or their respective Affiliates are and shall remain responsible (at their own expense and as determined in their sole discretion) for the development and commercialization of the Pharmaceutical Partners Product. Pharmaceutical Partners will, upon request, provide RMS with access to its clinical trial protocols involving the Pharmaceutical Partners Product and Pharmaceutical Partners Information, if and to the extent such access is necessary to enable RMS to undertake and perform the Project Plan.

5.3. Access to Pharmaceutical Partners Protocols, Documentation, Clinical Samples and Other Samples. Subject to applicable law and regulations and any applicable existing contractual obligations, Pharmaceutical Partners will provide RMS with access or otherwise make available Clinical Samples to be used by RMS solely for the Clinical Validation to be performed under the Project Plan. This may include providing RMS with access to relevant data and information, including clinical trial protocols and data from clinical studies involving Pharmaceutical Partners Products, including screening data, patient stratification or data and results from testing of Clinical Samples performed for Pharmaceutical Partners by Third Party Agents, but excluding any testing of Clinical Samples performed for Pharmaceutical Partners by Third Party Agents with the RMS Product. Subject to Section 9.6, the Parties acknowledge and agree that Pharmaceutical Partners own all right, title and interest in and to the Pharmaceutical Partners’ Clinical Samples (to the extent such right title and interest is provided by the corresponding informed consent forms and is consistent with applicable laws and regulations) and the associated data (including the data identified above) provided by Pharmaceutical Partners pursuant to any Project Plan (collectively, the “Pharmaceutical Partners Patient Materials”). RMS acknowledges that Pharmaceutical Partners Patient Materials are Confidential Information as defined and described in Sections 2.17 and 13.1. Any specific applicable law, regulation or other contractual limitation on the use of the Pharmaceutical Partners Patient Materials beyond what is anticipated under the Project Plan must be provided to RMS in writing prior to the delivery of such Pharmaceutical Partners Patient Materials. Pharmaceutical Partners grant RMS the right to use Pharmaceutical Partners Patient Materials solely to the extent necessary to enable RMS to perform activities included in the Project Plan, including the right to include Pharmaceutical Partners Patient Materials in filings with any Regulatory Authority to the extent necessary for the use of the RMS Product with the Pharmaceutical Partners Product. For clarity, RMS shall not have the right to include, or to permit a Third Party to include, any Pharmaceutical Partners Patient Materials in any filings with any Regulatory Authority for any pharmaceutical product other than the Pharmaceutical Partners Product. In the event that the Parties determine that Samples from sources available to Pharmaceutical Partners are advantageous for the timely completion of the Assay Development, Pharmaceutical Partners shall use Commercially Reasonable Efforts to acquire and provide supplementary Samples. The cost of acquiring such supplementary Samples for the Assay Development will be the responsibility of Pharmaceutical Partners, Pharmaceutical Partners shall hold all right, title and interests in and to such supplementary Samples that are consistent with applicable laws and regulations, which Samples shall be Pharmaceutical Partners Patient Materials, and RMS shall [**].

5.4. Certification. Upon request, each Party shall provide the other Parties with a certification that any Samples provided by a Party pursuant to any Project Plan or used in a Project Plan were obtained under applicable law and with the appropriate consents, and that the use of such Samples by the Parties as outlined in the Project Plan are within such laws and consents.

5.5. Materials. Each Party may procure, at its own cost, Materials for the conduct of the Project. Such Materials shall be owned by the Party which procured the Materials. Each Party will use Materials of the other Party only for the purposes set forth in this Agreement and the Project Plan, and will not transfer or disclose such Materials to any Third Party, except in compliance with the Project Plan and any other applicable terms of this Agreement. Upon the procuring Party’s request, any remaining Materials will be disposed of according to the instructions of the procuring Party.

5.6. Access to RMS Protocols and Other Documentation. RMS will, upon request, provide the other Parties with reasonable access to documents and records in its or its Affiliates’ possession or control related to the RMS Product that are necessary or useful for the performance of the Project Plan, this Agreement or the development, manufacture, use or commercialization of the Pharmaceutical Partners Products. This shall include, without limitation, RMS providing Pharmaceutical Partners with reasonable access to information and documentation such as Assay Performance Data and technical reports regarding the RMS Product and related technology if and to the extent necessary to enable Pharmaceutical Partners to perform activities included in the Project Plan, including making submissions to and engaging in discussions with Regulatory Authorities to obtain Regulatory Approval of the Pharmaceutical Partners Product, and to develop, manufacture, use or commercialize the Pharmaceutical Partners Products.

5.7. Third Party Testing Laboratory Services. The Parties anticipate using Third Party contract laboratories for the performance of certain Sample testing and/or other activities within the scope of the Project Plan (the “Contract Laboratories”). The selection and use of such Third Party contractors shall be managed in accordance with the terms of this Section 5.7.

(a) Chosen Contract Laboratories. The Parties will agree upon any Contract Laboratories used for the testing of Samples using the RMS Product and related laboratory services related to the Project Plan and this Agreement. For Assay Development, including Clinical Validation of the Assay or similar activities involving the RMS Product under the Project Plan, RMS and its Affiliates shall be responsible for initially identifying and for contracting with the Contract Laboratories. For any amendments to the Project Plan, including amendments to cover possible expansion into other countries for Major Markets, the Parties shall determine the appropriate Party(ies) to execute the relevant contract with the Contract Laboratories.

(b) RMS Product Manufacture and Supply. Except as otherwise expressly provided in the Project Plan, RMS or its Affiliates is solely responsible for the manufacture and supply of the RMS Product to the Contract Laboratories for Clinical Validation or other similar activities involving use of the RMS Product under the Project Plan.

(c) RMS Product Support. Should Epizyme and/or Eisai desire for any additional Contract Laboratory(ies) to be utilized for activities under the Project Plan, Pharmaceutical Partners shall be responsible (at its own expense) for contracting with such Contract Laboratory, and all expenses for the testing of Samples and Contract Laboratory staff training required for using a RMS Product hereunder. RMS will be responsible for providing training, support and any software upgrades to the Contract Laboratories to perform Clinical Validation or other similar activities involving use of the RMS Product under the Project Plan. RMS shall also be responsible for ensuring that each such Contract Laboratory has or is provided the necessary equipment (including any RMS Technology and any necessary upgrades) needed to perform the RMS Product, which equipment shall be provided on terms to be agreed upon between RMS and the Contract Laboratories; provided that such terms will be consistent with the standard terms currently being offered by RMS to its other Third Party customers for such equipment (the “Standard Terms”). For clarity, the cost for any training, support, software update and equipment (including any upgrades) provided by RMS to the Contract Laboratories (the “Support”) will be paid by the Contract Laboratories and the amount shall be consistent with the Standard Terms. If a Contract Laboratory is not willing to enter into an agreement with RMS based on the Standard Terms, or if a Contract Laboratory does not fully pay for such Support according to the Standard Terms, RMS shall not be obliged under this Agreement or the Project Plan to provide Support to such Contract Laboratory.

5.8. Applications for Regulatory Approval. Pharmaceutical Partners and RMS will discuss and together determine the regulatory strategy/activities to be undertaken with the FDA and other relevant Regulatory Authorities in the Major Markets in connection with the development of any RMS Product pursuant to the Agreement. RMS agrees to work in good faith with the Pharmaceutical Partners to identify the regulatory strategy/activities to be undertaken with relevant Regulatory Authorities in other countries where the Pharmaceutical Partners are intending to commercialize the Pharmaceutical Partners Product beyond those countries in the Major Markets.

(a) Approval for Pharmaceutical Partners Product in Major Markets. Pharmaceutical Partners shall, at their own expense, (i) be responsible for and control the preparation and submission of any applications for Regulatory Approval, and (ii) obtain and maintain Regulatory Approvals, in the Territory for any Pharmaceutical Partners Product. With respect to any Pharmaceutical Partners Product in Major Markets, Epizyme and Eisai will be responsible for

•	preparing and filing any regulatory submissions;

•	soliciting RMS’ input for scheduled meetings with Regulatory Authorities solely to the extent such meetings concern regulatory submissions that involve discussion of the RMS Product;

•

providing RMS with the opportunity to participate in scheduled meetings of the FDA’s CBER/CDER or other Regulatory Authorities (at RMS’ sole expense) solely to the extent such meetings concern such regulatory submissions that involve discussion of the RMS Product; and

•	obtaining and maintaining any Regulatory Approvals in the Major Markets with respect thereto.

All final decisions regarding content of regulatory submissions, discussions and communications with regulatory authorities on the Pharmaceutical Partners Product shall be solely with Pharmaceutical Partners.

(b) Approval for RMS Products in Major Markets. RMS or its Affiliates shall, at their own expense, (i) be responsible for and control the preparation and submission of any applications for Regulatory Approval, and (ii) obtain and maintain Regulatory Approvals, in each case, in the Territory for any RMS Product. For the Major Markets specified in the Project Plan and with respect to any RMS Products, RMS will be responsible for and use Commercially Reasonable Efforts to pursue:

•	preparing any regulatory submissions related to any RMS Product that are being developed pursuant to the Agreement;

•

soliciting and obtaining Epizyme’s and Eisai’s written approval of any such regulatory submission, to the extent such regulatory submission contains discussion of the Pharmaceutical Partners Product or the Clinical Patient Data;

•	filing any such regulatory submissions with the appropriate Regulatory Authority;

•

soliciting Epizyme’s and Eisai’s input for scheduled meetings with Regulatory Authorities to the extent such meetings involve discussion of the Pharmaceutical Partners Product or the Clinical Patient Data;

•

at Epizyme and Eisai’s request, participating in scheduled meetings of the FDA’s CBER/CDER or other Regulatory Authorities regarding development of the Pharmaceutical Partners Product for use with the RMS Product in Major Markets;

•

providing Epizyme and Eisai with the opportunity to participate in scheduled meetings with FDA’s CDRH or other Regulatory Authorities (at Pharmaceutical Partners’ sole expense) to the extent such meetings concern such regulatory submissions that involve discussion of the Pharmaceutical Partners Product or the Clinical Patient Data;

•	obtaining and maintaining any Regulatory Approvals in the Major Markets with respect to the RMS Product; and

•	supporting any efforts of the Pharmaceutical Partners to obtain Regulatory Approvals for the Pharmaceutical Partners Products for use with the RMS Product in the Major Markets.

Excluding decisions related to regulatory submissions containing the Clinical Patient Data, all final decisions regarding content of regulatory submissions, discussions and communications with Regulatory Authorities concerning the RMS Product shall be solely with RMS; provided that, RMS shall give reasonable consideration to all input given by Pharmaceutical Partners as set forth above, including, time permitting, providing final copies of the clinical study report (CSR), labeling and the analytical sections of such regulatory submissions for Pharmaceutical Partners review and input prior to filing such submission.

(c) Approval for Countries Outside Major Markets. For countries outside the Major Markets that Pharmaceutical Partners do not wish to include in the Major Markets under this Agreement but where RMS nonetheless desires to commercialize the RMS Product, Pharmaceutical Partners agree to reasonably cooperate in the preparation and/or exchange of any documentation necessary to support any INDs, NDAs, Device Authorization Applications or other applications for such Regulatory Approvals in such countries. For countries outside the Major Markets that RMS does not wish to include in the Major Markets under this Agreement but where Pharmaceutical Partners desire to commercialize the Pharmaceutical Partners Product, RMS agrees to reasonably cooperate in the preparation and/or exchange of any documentation necessary to support any INDs, NDAs, Device Authorization Applications or other applications for such Regulatory Approvals for an IVD in such countries. For clarity, RMS’ cooperation for preparation and/or exchange of documentation to support any Device Authorization Applications or other applications for such Regulatory Approvals for an IVD in such countries does not impart nor grant any implied licenses with respect to the RMS Product or to any RMS Background IP or RMS Project Invention for such IVD in the Diagnostic Field.

5.9. Pricing and Reimbursement. Subject to Section 6.2(c), RMS will be responsible for pricing and reimbursement of RMS Products in line with market conditions and in accordance with RMS’ global pricing strategies. The Parties will discuss and agree upon a joint strategy to work with Third Party payors to establish the value of the RMS Product, for such Third Party payors, in the Major Markets. RMS agrees to use Commercially Reasonable Efforts to establish the value of the RMS Product, on a country-by-country basis in the Major Markets, consistent with similar IVD products commercialized by RMS in such country in the Major Markets.

5.10. Reports. Each Party will keep the other Party informed of its progress and results in performing the Project Plan under this Agreement. This shall include, without limitation: (i) the exchange of information and communication of results under the Project Plan at each Project Team meeting, and (ii) the Project Team providing the JSC with an annual summary of the activities performed and results achieved in connection with the Project Plan. For clarity, the foregoing shall not be construed as obligating Pharmaceutical Partners to provide RMS, the JSC or any Project Team with any data, information or status reports related to the development of the Pharmaceutical Partners Product.

5.11. Records. Each Party shall, and shall ensure that its Affiliates and any Third Party Agents performing activities hereunder or under the Project Plan, maintain records in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, and in compliance with all applicable laws and regulations, which shall be complete and accurate and shall properly reflect all work done and results achieved in the performance of its designated activities hereunder and under the Project Plan and which shall record only such activities and shall not include or be commingled with records of activities outside the scope of this Agreement. Such records shall be retained by the applicable Party for at least [**] years after termination of this Agreement, or for such longer period as may be required by applicable laws and regulations. RMS shall make available to Pharmaceutical Partners all records held by RMS with respect to Clinical Patient Data and Target Know-How.

5.12. Licenses and Access to Third Party Technology. Each Party shall ensure their freedom to operate for the development, manufacture, use or commercialization of their respective product(s).

(a) Third Party Technology. RMS and/or its Affiliates shall be solely responsible (at its own expense) for obtaining and maintaining any licenses or other rights to access and/or use any Third Party technology, patents or other intellectual property rights that are necessary to ensure that the development, manufacture, use or commercialization of the RMS Technology or the RMS Product (but not the Pharmaceutical Partners Product) does not directly infringe such Third Party intellectual property rights. Epizyme, Eisai and/or their Affiliates shall be solely responsible (at its or their own expense) for obtaining and maintaining any licenses or other rights to access or use any Third Party technology, patents or other intellectual property rights that are necessary to ensure that the development, manufacture, use or commercialization of the Pharmaceutical Partners Product (but not the RMS Technology or the RMS Product) does not directly infringe such Third Party intellectual property. Acquisition of such Third Party intellectual property rights is at the sole discretion of RMS and its Affiliates for any Third Party intellectual property on the RMS Technology or the RMS Product (but not the Pharmaceutical Partners Product) and at the sole discretion of Epizyme, Eisai and/or their Affiliates for any Third Party intellectual property on the Pharmaceutical Partners Product (but not the RMS Technology or the RMS Product). Financial obligations with respect to any licenses or rights to access and/or use Third Party technology, patents or other intellectual property that are necessary for the development, manufacture, use or commercialization of the RMS Product and/or the Pharmaceutical Partners Product that are Controlled by a Party as of the Effective Date shall be the responsibility of, and shall be borne by, the Party Controlling such intellectual property. If any other licenses or rights to access and/or use Third Party technology, patents or other intellectual property are necessary for the development, manufacture, use or commercialization of both the RMS Product and the Pharmaceutical Partners Product, upon agreement of the Parties to obtain such licenses, the Parties shall agree on the process and associated financials for obtaining and maintaining rights under such Third Party intellectual property and shall enter into an appropriate license agreement with the applicable Third Party; provided that: (i) [**], and shall [**] such Third Party agreement(s) and [**], (ii) the Parties shall [**] any such Third Party agreement and [**], (iii) [**], and shall [**] such Third Party agreement [**], whether for [**] or not, and (iv) [**] shall be shared as agreed in good faith by the Parties.

(b) No Representations. Except as otherwise provided herein, no Party makes any representation or warranty of any kind with respect to the intellectual property (including Background IP and/or Project Inventions, or to any data developed under the Project Plan, including Assay Performance Data or Clinical Patient Data) that is licensed, supplied or otherwise made available to the other Party under this Agreement, including without limitation any warranties of Patent availability, enforceability and/or non-infringement.

6. COMMERCIALIZATION AND USE OF TRADEMARKS

6.1. Commercialization Strategy. The commercial organizations of RMS, Epizyme, and Eisai shall work jointly, [**] to determine a joint marketing strategy and plan to align priorities and activities for launch of the RMS Product and subsequent commercialization of the RMS Product in the Major Markets for use with the Pharmaceutical Partners Product (the “Commercialization Strategy”). The Parties shall use Commercially Reasonable Efforts to collaborate on joint promotional efforts as set forth in the Commercialization Strategy.

6.2. RMS Obligations. RMS shall use Commercially Reasonable Efforts to commercialize and make available the RMS Product, and to perform its responsibilities under the Project Plan and in accordance with the Commercialization Strategy. Without limiting the foregoing, if the RMS Product has received a Regulatory Approval from the local Regulatory Authority in a country in the Major Markets, RMS and its Affiliates will be responsible for commercialization of, and shall use Commercially Reasonable Efforts to commercialize, any RMS Product in such country in accordance with the Project Plan and in accordance with the Commercialization Strategy. Also, without limiting the foregoing, in any country in the Major Markets and in the event the labeling for the Pharmaceutical Partners Product requires that an IVD be administered to a potential patient prior to a physician prescribing such Pharmaceutical Partners Product, RMS will use Commercially Reasonable Efforts to commercialize and/or make available to health care providers the RMS Product either before or at the same time such Pharmaceutical Partners Product is commercialized in said Major Markets, to the extent commercially reasonable and in compliance with all applicable laws. RMS shall undertake its obligations under this Section 6.2 in good faith with the Pharmaceutical Partners.

(a) As outlined in the Commercialization Strategy, RMS will ensure the availability of the RMS Product for use by health care providers for use in connection with the initiation and ongoing treatment of patients with the Pharmaceutical Partners Product in the Major Markets.

(b) RMS shall provide adequate training and update its software in a timely manner in each of the Major Markets in order to ensure that the RMS Product is accessible in each of the Major Markets.

(c) RMS shall use Commercially Reasonable Efforts to obtain governmental and other Third Party payor pricing and reimbursement approvals for the RMS Product in each of the countries in the Major Markets.

(d) From time to time, Pharmaceutical Partners may request that the Major Markets be expanded to include additional countries or regions as specified in Section 3.5 above.

6.3. Where RMS elects to discontinue selling the RMS Product in a country within the Major Markets and such discontinuation is not due to a change in Regulatory Approvals for the RMS Product or other event that would make the sale of the RMS Product no longer in compliance with applicable laws and regulations, RMS shall provide the Pharmaceutical Partners with at least [**] months’ prior notice via the JSC. Following the effective date of such notification, the affected country shall be excluded from the Major Markets and RMS shall procure alternate channels of distribution and make available or procure the making available of the RMS Product in such quantities and upon commercially reasonable terms, in each case as necessary to reasonably enable Pharmaceutical Partners to market the Pharmaceutical Partners Product in conjunction with the RMS Product in such country. As to each country that is excluded from the Major Markets as set forth in this Section 6.2(d), RMS shall enable such continued distribution and marketing beginning prior to discontinuation of the supply of RMS Product in such country and to ensure continuity of supply following such discontinuation.

6.4. Trademarks

If a Party owns a Trademark and another Party plans to use said Trademark to market or sell the Pharmaceutical Partners Product in conjunction with the RMS Product (“Owned Trademark”) as intended under this Agreement, the marketing Party proposing the use of the Owned Trademark held by another Party shall give the JSC written notice of its intended use of such Owned Trademark, at least [**] months prior to notifying any Regulatory Authority of such intended use. The JSC shall either approve of such intended use or reasonably object to its use in writing, within [**] days of the marketing Party’s written notice. If the JSC objects to the use of such Owned Trademark, the matter will be resolved using the dispute resolution procedures of this Agreement. If the JSC approves to the use of such Owned Trademark, the Party Controlling such Owned Trademark shall grant to the other Parties and its Affiliates, as applicable, a non-exclusive, non-assignable, non-transferable, royalty-free right and license to use the Owned Trademark as permitted by the JSC. Such non-owning Party shall not acquire any intellectual property ownership rights in the Owned Trademark and shall agree not to take any action that is likely to harm the goodwill that the owning Party has acquired in the Owned Trademarks or that would otherwise tarnish the reputation of the owning Party or such Owned Trademarks.

(b) No Party shall propose using a Trademark for a Pharmaceutical Partners Product or a RMS Product that is confusingly similar to an existing Trademark owned by another Party, or likely to be associated with another Trademark for a corresponding RMS Product or Pharmaceutical Partners Product, without the prior written consent of the owner of the existing Trademark.

(c) If a Party uses the Owned Trademark of another Party in its advertisement, such advertisement shall contain a clear indication of ownership of such Owned Trademark.

(d) RMS shall own all right, title and interest in and to Trademarks for the RMS Product developed by RMS as of the Effective Date and during the Term.

(e) Epizyme and Eisai shall own all right title and interest in and to Trademarks for the Pharmaceutical Partners Products developed by Epizyme or Eisai as of the Effective Date and during the Term.

(f) Upon any termination of this Agreement, the Trademark licenses provided for in Section 6.3(a) shall terminate, except so far as may be necessary to cover any existing or continuing rights and licenses as set forth in Section 15.7(d).

6.5. Sales and Marketing Materials. Each Party shall provide the other Party/Parties (i.e., RMS on the one hand and the Pharmaceutical Partners on the other) with that portion of its sales and marketing materials (including any internet information pages), which contain references to the other Party’s product or the other Party’s Trademarks (i.e., in the case of Pharmaceutical Partners, the RMS Product and/or RMS’ Trademark for the RMS Product and, in the case of RMS, the Pharmaceutical Partners Product and/or Pharmaceutical Partners’ Trademark for the Pharmaceutical Partners Product), at least [**] business days prior to the printing of such materials for distribution to the public; provided that, once a particular reference, specific use and detailed wording and look of the other Party’s Trademarks has been reviewed and approved in accordance with this Section 6.5, it may be used in subsequent materials without being submitted for further review. In the event that the other Party has a reasonable objection to the content of such sales and marketing materials (such as inaccurate labeling, misuse of Trademarks, other factual content, and the like), the marketing Party shall submit the materials to the JSC, which will review and decide the dispute within [**] days, during which time the materials shall not be disseminated to the public. In the event that the JSC does not resolve the dispute within [**] days, such dispute shall be decided in accordance with the dispute resolution procedures of this Agreement.

7. CONSIDERATION

7.1. Consideration. In consideration for the work to be performed by RMS under the Project Plan and the relevant licenses and other rights granted to Pharmaceutical Partners hereunder, Pharmaceutical Partners shall compensate RMS for the amounts set forth in the Payment Plan. The Payment Plan is attached hereto as Exhibit B. The Payment Plan shall be binding upon the Parties, unless the Payment Plan requires modifications due to Changes as set forth in Section 3.2, in which case the Parties shall proceed as set forth in Sections 3.2 and, if applicable, 4.2(d). RMS will not be obligated to undertake work on activities that are not included in this Agreement or the agreed Project Plan and Payment Plan until such time as the Parties have agreed in writing to include such activities and the related costs and expenses in the Project Plan and the Payment Plan. Except as set forth in this Agreement and in the Project Plan, each Party will bear their own costs and expenses with respect to this Agreement.

7.2. Invoices and Payments. The Parties have agreed on a schedule of payments to be made by Pharmaceutical Partners to RMS as set forth in the Payment Plan upon completion of specific activities as defined in the Project Plan. Pharmaceutical Partners will make payments to RMS of any amounts due and payable according to such payment schedule, or as specified in Section 7.1 above, pursuant to invoices to be provided by RMS within [**] days following the receipt of a proper invoice, which shall be issued following the completion of the specific activities referenced in the Project Plan to be completed with respect to such payment (the “Due Date”). All payments shall be invoiced and made in U.S. dollars by bank wire transfer of immediately available funds to such bank account in the United States as may be designated in writing by RMS.

7.3. Late Payments. If Pharmaceutical Partners fails to pay any undisputed amount specified in this Agreement on or before the Due Date thereof, the amount owed will bear interest [**] from the Due Date until paid, provided, however, that if this interest rate is held to be unlawful or unenforceable for any reason, the interest rate will be the lesser of the interest rate provided above, or the maximum rate allowed by law at the time payment is due.

7.4. Taxes. To the extent that the goods or services to be provided by one Party to another Party hereunder are subject to any sales, use, rental, personal property, value added, or any other similar taxes (but for clarity not income or other similar taxes), payment of said taxes is the responsibility of the Party receiving such goods or services, subject to any applicable exemption entitlements. Receiving party will not be invoiced for sales or use taxes for which it is exempt as long as it maintains a valid exemption certificate and provides it to the supplying party. For the avoidance of doubt, Pharmaceutical Partners shall not have any responsibility or liability for any such taxes that may be payable with respect to goods or services provided by RMS to Third Parties under the Project.

8. INTELLECTUAL PROPERTY AND OTHER PROPERTY

8.1. Ownership or Control of Background IP. The Party’s acknowledge that each Party either owns all rights, title, and interest in and to, or Controls its respective Background IP. The Parties acknowledge and agree that, except for the license expressly set forth in Sections 9.1 and 9.2 below, neither Party shall have any rights to, or licenses under, the other Party’s Background IP.

8.2. Ownership of Assay Performance Data. RMS shall own all Assay Performance Data. For the avoidance of doubt, RMS may use, disclose or transfer the Assay Performance Data at its sole discretion, provided, however, that any transfer of the Assay Performance Data shall not impair the rights granted to Pharmaceutical Partners in the Assay Performance Data as provided in this Agreement.

8.3. Ownership of Clinical Patient Data. Epizyme and Eisai shall own all Clinical Patient Data.

8.4. Ownership of Samples. All rights, title and interest in and to all Samples that Epizyme and/or Eisai provides to RMS under this Agreement for the Project Plan, including Clinical Samples, shall remain the property of Pharmaceutical Partners to the extent consistent with the applicable informed consent forms and applicable laws and regulations. All rights, title and interest in and to all Samples that RMS provides and/or makes available under the Project Plan, including Samples that RMS already owns or later acquires, shall remain or be the property of RMS to the extent consistent with the applicable informed consent forms and applicable laws and regulations. Notwithstanding the foregoing, RMS shall not use any Samples provided or obtained by Pharmaceutical Partners under the Project Plan for any development, testing, validation or other activities with respect to any product other than activities with respect to the RMS Product for use with the Pharmaceutical Partners Product as specified in the Project Plan.

8.5. Ownership of Project Inventions. The Parties shall promptly notify each other through the delivery of a detailed invention disclosure in confidence of any Project Inventions, including Target Know-How. Ownership of Project Inventions shall be determined by the following provisions:

•

Project Inventions primarily relating to the Pharmaceutical Partners Product (or the manufacture or use thereof), and any improvements to Pharmaceutical Partners Background IP created by any Party(ies) under or in connection with this Agreement, but excluding Target Know-How, shall be deemed “Pharmaceutical Partners Project Invention” and all right title and interest in and to such Pharmaceutical Partners Project Inventions shall be owned by Epizyme and Eisai;

•

Project Inventions primarily relating to the RMS Product (or the manufacture or use thereof), and any improvements to RMS Background IP created by any Party(ies) pursuant to this Agreement, but excluding Target Know-How, shall be deemed “RMS Project Invention” and all right title and interest in and to such RMS Project Inventions shall be solely owned by RMS; and

•

All other Project Inventions (regardless of inventorship), including Target Know-How, shall be jointly owned by the Parties (“Joint Inventions”) provided that such joint ownership interest shall be an equal fifty percent (50%) ownership interest held by each of Pharmaceutical Partners and RMS, respectively.

8.6. Disclosure of Data. RMS shall promptly provide to Pharmaceutical Partners copies of or access to all Clinical Patient Data held by RMS, and all related supporting documentation, information, results, analyses with respect to RMS’ activities under the Project Plan, when and as such Clinical Patient Data or supporting documentation or other information becomes available.

8.7. Assignment and Prosecution of Project Inventions. Where applicable under Section 8.5, the Parties agree to and do hereby assign any and all right, title, and interest in such Project Inventions to the other Party, or to both Parties in the case of Joint Inventions. The Parties agree (and agree to cause their Affiliates), upon request by another Party and at such other Party’s cost and expense, to promptly execute any and all documents deemed necessary or appropriate by the other Party (and/or their Affiliates) to memorialize, effect or perfect the assignments under this Section 8.7 throughout the world. Epizyme and Eisai shall be responsible for the prosecution and maintenance of any Patent applications and Patents claiming or covering any Pharmaceutical Partners Project Invention. RMS shall be responsible for the prosecution and maintenance of any Patent applications and Patents claiming or covering any RMS Project Invention. Each Party will reasonably consider any request by the other Party(ies) to support any patent applications related to Project Inventions owned by the requesting Party. The Parties agree that the Parties set forth below shall be responsible for the prosecution and maintenance of any Joint Inventions (the “Joint Patents”): (a) for any Joint Inventions solely related to Project Inventions in the Pharmaceutical Field, the Parties agree that Pharmaceutical Partners shall be responsible for such Joint Patents; (b) for any Joint Inventions solely related to Project Inventions in the Diagnostic Field, the Parties agree that RMS shall be responsible for such Joint Patents; and (c) for any Joint Inventions that relate to Project Inventions that may have application in both the Pharmaceutical Field and Diagnostic Field, the Parties agree that Pharmaceutical Partners shall be responsible for such Joint Patents. For Joint Patents that Pharmaceutical Partners are responsible for the prosecution and maintenance, RMS shall (and shall cause their Affiliates to) reasonably cooperate with Pharmaceutical Partners in connection with the same, including without limitation, upon the request of Pharmaceutical Partners, (w) promptly executing any and all Patent applications, formal documents, assignments, or other instruments which Pharmaceutical Partners deem necessary or reasonably useful for the filing, prosecution, maintenance, enforcement and/or defense of any Patent applications or Patents claiming or covering any such Joint Inventions, which may be filed or prepared at Pharmaceutical Partners’ cost and expense, and (x) providing copies of or access to such supporting documentation, information, results, and analyses with respect to such Project Invention as is necessary for the filing, prosecution, maintenance, enforcement and/or defense of any Patent applications or Patents claiming or covering any such Joint Inventions. Pharmaceutical Partners shall keep RMS reasonably informed of prosecution activities with respect to the Patent applications for such Joint Patents. Pharmaceutical Partners shall provide RMS with a copy of material communications from any patent authority regarding such Joint Inventions, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses so that RMS may have an opportunity to review and comment. If Pharmaceutical Partners abandon, cease prosecution or do not maintain any such Joint Patent anywhere in the world, then Pharmaceutical Partners shall provide RMS written notice of at least [**] days prior to any deadline for taking action to avoid abandonment (or other loss of rights) and RMS shall have the right, in RMS’ sole discretion, to file for or continue prosecution and/or maintenance of such Joint Patent at its own expense. If RMS elects to assume responsibility for the filing, prosecution and/or maintenance of a Joint Patent abandoned by the Pharmaceutical Partners, then upon RMS’ request, the Pharmaceutical Partners shall assign to RMS all Pharmaceutical Partners’ right, title and interest in and to such Joint Patents, and shall execute such documents necessary to evidence such assignment. In the event of any assignment of right, title and interest in and to such Joint Patents abandoned by the Pharmaceutical Partners and assumed by RMS, RMS shall, and hereby does, grant to Pharmaceutical Partners (i) an exclusive, perpetual, irrevocable, fully paid-up and sublicensable license in the Territory in the Pharmaceutical Field, (ii) a non-exclusive, perpetual, irrevocable, fully paid-up and sublicensable license in the Territory in the Diagnostic Field and (iii) a non-exclusive, perpetual, irrevocable, fully paid-up and sublicensable license in the Territory for all other uses, in each case, to any and all such interest in such Joint Patents. For Joint Patents that RMS is responsible for the prosecution and maintenance, Pharmaceutical Partners shall

(and shall cause their Affiliates to) reasonably cooperate with RMS in connection with the same, including without limitation, upon the request of RMS, (y) promptly executing any and all Patent applications, formal documents, assignments, or other instruments which RMS deems necessary or reasonably useful for the filing, prosecution, maintenance, enforcement and/or defense of any Patent applications or Patents claiming or covering any such Joint Inventions, which may be filed or prepared at RMS’ cost and expense, and (z) providing copies of or access to such supporting documentation, information, results, and analyses with respect to such Project Invention as is necessary for the filing, prosecution, maintenance, enforcement and/or defense of any Patent applications or Patents claiming or covering any such Joint Inventions. RMS shall keep Pharmaceutical Partners reasonably informed of prosecution activities with respect to the Patent applications for such Joint Patents. RMS shall provide Pharmaceutical Partners with a copy of material communications from any patent authority regarding such Joint Inventions, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses so that the Pharmaceutical Partners may have an opportunity to review and comment. If RMS abandons, ceases prosecution or does not maintain any such Joint Patents anywhere in the world, then RMS shall provide Pharmaceutical Partners written notice of at least [**] days prior to any deadline for taking action to avoid abandonment (or other loss of rights) and the Pharmaceutical Partners shall have the right, in the Pharmaceutical Partners’ sole discretion, to file for or continue prosecution and/or maintenance of such Joint Patent at their own expense. If the Pharmaceutical Partners elect to assume responsibility for the filing, prosecution and/or maintenance of a Joint Patent abandoned by RMS, then upon Pharmaceutical Partners’ request, RMS shall assign to Pharmaceutical Partners all RMS’ right, title and interest in and to such Joint Patents, and shall execute such documents necessary to evidence such assignment. In the event of any assignment of right, title and interest in and to such Joint Patents abandoned by RMS and assumed by the Pharmaceutical Partners, Pharmaceutical Partners shall, and hereby do, grant to RMS a non-exclusive, perpetual, irrevocable, fully paid-up and sublicensable license in the Territory in the Diagnostic Field and for all other uses in the Territory outside the Pharmaceutical Field, in each case, to any and all such interest in such Joint Patents.

8.8. Third Party Agents. To the extent that a Party utilizes Third Party Agents to perform Project Plan activities, such Party shall ensure that such Third Party contractors are obligated to assign rights to any Project Inventions that are made by such Third Party Agents so that such rights can be conveyed in accordance with the terms and conditions of Sections 8.5 and 8.7.

8.9. Defense and Enforcement. Each Party shall promptly notify the other Parties in the event it becomes aware of any Third Party activities that may constitute infringement of any Patents that are subject to this Agreement, and/or of any Third Party claims or allegations contesting the validity and/or enforceability of any such Patents. With respect to any Joint Patents, the Parties will promptly thereafter consult and cooperate to determine a course of action, which may include, without limitation, the commencement of legal action by any or all of Epizyme, Eisai and RMS, to terminate or otherwise address such infringement, misappropriation or misuse, and/or to defend the Joint Patents. Responsibility and control over any actions to defend and/or enforce Patents under this Agreement shall be allocated between the Parties in accordance with the terms of this Section 8.9.

(a) Background Patents and Patents Claiming Inventions. RMS shall have the right, but no obligation, to control, enforce, and defend worldwide, at its own expense, the Patents in RMS Background IP and any Patents claiming RMS Project Invention. Epizyme and Eisai shall have the right, but no obligation, to control, enforce, and defend worldwide, at its own expense, the Patents in Pharmaceutical Partners Background IP and any Patents claiming Pharmaceutical Partners Project Invention.

(b) Responsibility for Joint Patents. Epizyme, Eisai and RMS are entitled, but have no obligation, to control any legal proceedings or other actions to enforce and/or defend the Joint Patents worldwide, at the expense of the Party that desires to control, enforce or defend (the “Acting Party”). If more than one Party desires to be the Acting Party, the Parties shall negotiate in good faith about who should be in control. The Parties that are not controlling, enforcing or defending the applicable Joint Patent(s) (“Supporting Parties”) are entitled, at their own expense, to be represented in any such enforcement or defense by counsel of their own choice. If the Acting Party is unable to initiate or prosecute the action solely in its own name, the Supporting Parties will, upon request, join the action and/or execute all documents reasonably necessary for the Acting Party to initiate, prosecute and maintain the action. The Supporting Parties shall have the right to consult with the Acting Party to participate in decisions regarding the appropriate course of conduct for such action, and the additional right to join and participate in (but not control) such action. Each Party shall have the right to be represented by legal counsel of its own choice in connection with any legal proceedings or other actions undertaken by another Party pursuant to this Section 8.9(b) to defend or enforce the Joint Patents.

(c) Cooperation. The Supporting Parties shall, upon request, reasonably assist and cooperate with the efforts of the Acting Party, including without limitation by providing copies of or access to supporting documentation, information, results, and analyses with respect to Project Inventions as is necessary for the defense and/or enforcement of any Joint Patent. The Acting Party shall keep the Supporting Party informed of any developments in the action.

(d) Settlements. The Acting Party shall have the right to settle the relevant claim or actions; provided, however, that the Acting Party shall not, without the prior written consent of the Supporting Parties, enter into any settlement, consent judgment or other voluntary final disposition of any claim or action that would: (i) subject any Supporting Party or its Affiliates to an injunction or otherwise adversely impact any of the Supporting Party’s rights under this Agreement; (ii) impose any financial obligation upon any Supporting Party or its Affiliates; and/or (iii) constitute an admission of guilt or wrongdoing by any Supporting Party or its Affiliates.

(e) Recoveries. Any recovery of damages or other compensation received by a Party in connection with a claim or action involving the Joint Patents will be first applied towards the reimbursement of the Parties’ documented out-of-pocket costs and expenses associated with such claim (including reasonable attorneys’ fees, expert witness fees, court costs and other litigation costs and expenses). Any and all remaining amounts will then be allocated between the Parties on a pro rata basis as determined based upon the relative economic losses suffered by each Party.

8.10. Patent Term Restoration. The Parties agree to cooperate and to take reasonable actions to maximize the protections available under the safe harbor provisions of 35 U.S.C. 103(c) for United States patents and patent applications. The Parties shall cooperate with each other, including without limitation to provide necessary information and assistance as another Party may reasonably request, in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to the Joint Patents and any other Patents claiming Project Inventions.

9. LICENSES

All licenses granted in Sections 9.1 to 9.8 below are royalty free and fully paid-up and are subject to Section 9.10.

9.1. License to Pharmaceutical Partners’ Background IP. Epizyme and Eisai hereby grant RMS a non-exclusive, license in the Territory under Pharmaceutical Partners’ Background IP for the sole and limited purpose of, and only to the extent required to, research, develop, obtain Regulatory Approval for, make, have made, use, sell, offer for sale, import, export, and commercialize the RMS Product in the Diagnostic Field. The license granted in this Section 9.1 is not sublicensable, except to any of RMS’ Affiliates or any Third Party that is developing, obtaining Regulatory Approval for, manufacturing or selling the RMS Product on behalf of RMS.

9.2. License to RMS’ Background IP. RMS hereby grants to Epizyme and Eisai a non-exclusive, license in the Territory under RMS’ Background IP for the sole and limited purpose of, and only to the extent required to, research, develop, obtain Regulatory Approval for, make, have made, use, sell, offer for sale, import, export and commercialize the Pharmaceutical Partners Product in conjunction with the RMS Product in the Pharmaceutical Field; provided, however, that such licenses shall not include any rights under the [**]. The license granted in this Section 9.2 is not sublicensable except to any of Pharmaceutical Partners’ Affiliates or licensees or any Third Party that is developing, obtaining Regulatory Approval for, manufacturing or selling the Pharmaceutical Partners Product on behalf of or under license from Epizyme and/or Eisai.

9.3. License to Pharmaceutical Partners Project Invention. Epizyme and Eisai hereby grant RMS a non-exclusive license in the Territory to any and all the Pharmaceutical Partners Project Inventions solely owned by Pharmaceutical Partners for the limited purpose of, and to the extent required to, research, develop, obtain Regulatory Approval for, make, have made, use, sell, offer for sale, import, export and commercialize the RMS Product in the Diagnostic Field. The licenses granted in this Section 9.3 are not sublicensable, except to any of RMS’ Affiliates or any Third Party that is developing, obtaining Regulatory Approval for, manufacturing or selling the RMS Product on behalf of RMS.

9.4. License to RMS Project Invention. RMS hereby grants to Pharmaceutical Partners a non-exclusive license in the Territory to any and all the RMS Project Inventions solely owned by RMS for the limited purpose of, and to the extent required to, research, develop, obtain Regulatory Approval for, make, have made, use, sell, offer for sale, import, export and commercialize the Pharmaceutical Partners Product in the Pharmaceutical Field. The license granted in this Section 9.4 is not sublicensable, except to any of Pharmaceutical Partners’ Affiliates, licensees and Third Party Agents that are developing, obtaining Regulatory Approval for, manufacturing or selling the Pharmaceutical Partners Product on behalf of or under license from Pharmaceutical Partners.

9.5. Licenses to Joint Inventions. Pharmaceutical Partners shall, and hereby do, grant to RMS an exclusive license in the Territory in the Diagnostic Field to any and all Pharmaceutical Partners’ interest in Joint Inventions. RMS shall, and hereby does, grant to Pharmaceutical Partners an exclusive license in the Territory in the Pharmaceutical Field to any and all RMS’ interest in Joint Inventions. In addition, RMS shall, and hereby does, grant back to Pharmaceutical Partners a non-exclusive license in the Territory in the Diagnostic Field to any and all RMS’s interest in Joint Inventions. The foregoing licenses granted in this Section 9.5 shall be fully sublicensable. For any use outside the Diagnostic Field and Pharmaceutical Field and in order to avoid any unanticipated limitation on the Parties’ ability to use and exploit Joint Inventions, where and when necessary as required by law, each Party hereby grants to the other Party and its respective Affiliates, an equal, undivided interest in and to the Joint Inventions, such that each Party shall be entitled to freely exploit the Joint Inventions outside such fields, including the ability to grant sublicenses, as each Party sees fit and without the need for subsequent permission from or accounting to the other Party.

9.6. License to Clinical Patient Data. Epizyme and Eisai shall give RMS access to and hereby grant RMS a non-exclusive, license in the Territory to use the Clinical Patient Data for the sole and limited purpose of, and only to the extent required to, research, develop, obtain Regulatory Approval for, make, have made, use, sell, offer for sale, import and otherwise exploit the RMS Product in the Diagnostic Field, including the right (a) to use Clinical Patient Data, specifically the underlying data as to whether or not EZH2 change of function mutations in the catalytic domain have been detected in a given Clinical Sample, to create, expand or enhance the Clinical Validation Data for the RMS Product, and (b) to include Clinical Patient Data to the extent necessary in RMS Product related filings with any Regulatory Authority. RMS shall ensure that Clinical Patient Data is not disclosed to or otherwise made available to Chugai or to any of RMS’s Affiliates or to any Third Party that is engaged in the discovery, development or commercialization of pharmaceutical products. The foregoing license shall not be sublicensable, except to any of RMS’ Affiliates or any Third Party developing, obtaining Regulatory Approval for, manufacturing or selling the RMS Product on behalf of RMS.

9.7. License to Assay Performance Data. RMS hereby gives Pharmaceutical Partners access to and hereby grants Pharmaceutical Partners a non-exclusive license to use the Assay Performance Data for the limited purpose of, and only to the extent required to, research, develop, obtain Regulatory Approval for, make, have made, use, sell, offer for sale, import, export and commercialize the Pharmaceutical Partners Product in the Pharmaceutical Field, including coordination of the RMS Product in connection with the development, distribution, marketing promotion, use and/or sale of the Pharmaceutical Partners Product. For purposes of clarity this license includes the right to include or refer to Assay Performance Data to the extent necessary in any Pharmaceutical Partners Product related filings, discussions or correspondence with any Regulatory Authority, but shall not include the right to include or refer to Assay Performance Data in any filings with any Regulatory Authority for any diagnostic product other than the RMS Product. Epizyme and Eisai shall ensure that the Assay Performance Data is not disclosed to or otherwise made available to any of Epizyme, Eisai or their Affiliates or any Third Party that is engaged in the discovery, development or commercialization of diagnostic products. The foregoing license shall not be sublicensable, except to any of Pharmaceutical Partners’ Affiliates or licensees or any Third Party that is developing, obtaining Regulatory Approval for, manufacturing or selling the Pharmaceutical Partners Product on behalf of or under license from Pharmaceutical Partners.

9.8. Extension of Licenses with Modification to Pharmaceutical Partners Product Definition. Unless otherwise agreed by the Parties in writing, in the event that the definition of Pharmaceutical Partners Product is modified in accordance with Section 3.3, the licenses granted from RMS to Pharmaceutical Partners herein shall automatically be expanded to cover the modified definition of Pharmaceutical Partners Product, subject to the limitations set forth in the proviso in the next to last sentence in Section 3.3. In addition, any licenses granted from Epizyme and Eisai to RMS above with respect to Pharmaceutical Partners Background IP and Pharmaceutical Partners Project Inventions shall automatically be expanded to cover the modified definition of Pharmaceutical Partners Product and the simultaneous modification to the definition of Pharmaceutical Partners Background IP and Pharmaceutical Partners Project Invention.

9.9. RMS Covenant Regarding [**]. With respect to [**], RMS hereby agrees and covenants that it shall not, and shall ensure that its Affiliates (and any licensees or assignees of any right, title or interest in the [**] that have a right to enforce any of the [**]) do not, directly or indirectly through any Third Party, undertake any legal proceedings or other actions to assert the [**] or any other intellectual property that is under any RMS Background IP that is related to PCR against Pharmaceutical Partners or their Affiliates, licensees or Third Parties who are developing, obtaining Regulatory Approval for, manufacturing, selling, prescribing or using the Pharmaceutical Partners Product on behalf of or under license from Pharmaceutical Partners, in connection with or as a result of the development, distribution, marketing, promotion, use and/or sale of the Pharmaceutical Partners Product, solely as such activities are related to the development, distribution, marketing, promotion, use, and/or sale of the Pharmaceutical Partners Product in the Pharmaceutical Field in conjunction with the RMS Product.

9.10. No License to RMS Outside the Diagnostic Field. In no event shall the license grants in Section 9.1 through Section 9.6 to the extent applicable to RMS provide RMS or any of its sublicensees with the right to research, develop, obtain Regulatory Approval for, make, have made, use, sell, offer for sale, import, export or commercialize any products for use outside the Diagnostic Field, including without limitation any product for use in the Pharmaceutical Field in connection with the RMS Product.

9.11. No Other Rights; No Implied Licenses. Only the licenses and other rights expressly granted by one Party to the other Party under terms of this Agreement are of any legal force or effect. No other licenses or other rights are granted, conveyed or created (whether by implication, estoppel or otherwise).

9.12. Independent Development Efforts. The Parties acknowledge and agree that the relationship between the Parties is non-exclusive and that Epizyme, Eisai, RMS and their Affiliates will retain the right to perform independent development activities as further outlined in this Section 9.12. As used herein, the term “Independent Development” by a Party shall mean undertaking development work, except if and to the extent permissible according to this Agreement, without the aid, application or use of any of the other Party’s(ies’) Background IP, Project Inventions and/or Confidential Information. For purposes of clarity, RMS may use its Assay Performance Data and RMS Project Inventions for its Independent Development, but shall not be permitted to use Clinical Patient Data or Pharmaceutical Partners Project Inventions for such development, and Pharmaceutical Partners may use its Clinical Patient Data and Pharmaceutical Partners Project Inventions for its Independent Development, but shall not be permitted to use Assay Performance Data and RMS Project Inventions for such development.

(a) Independent Development by Pharmaceutical Partners. Epizyme and/or Eisai and their Affiliates have and shall retain ownership of all rights, title, and interest in and to the Pharmaceutical Partners Product and will have the right to conduct Independent Development involving the use of the Pharmaceutical Partners Product or any other Epizyme product and/or Eisai product for any purpose (whether alone or in combination with any other product or service or inside or outside of the Pharmaceutical Field) and in collaboration with any Third Party. The foregoing shall include, without limitation, Epizyme’s and Eisai’s rights to independently develop, utilize and/or commercialize diagnostic tests (including in vitro diagnostic products, companion diagnostic products or assays intended for research use only directed to EZH2 mutations or any other marker), other than any RMS Products, in connection with the development and/or commercialization of the Pharmaceutical Partners Product or any other Epizyme products and/or Eisai products, whether alone or in collaboration with Third Parties.

(b) Independent Development by RMS. RMS and/or its Affiliates have and shall retain ownership of all rights, title, and interest in and to the RMS Product and are free to conduct Independent Development involving the use of the RMS Product for any purpose (whether alone or in combination with any other product or service) and in collaboration with any Third Party. The foregoing shall include, without limitation, RMS’ and/or its Affiliates’ rights to independently develop, utilize, and/or commercialize the RMS Product and/or other diagnostic tests (including in vitro diagnostic products, other companion diagnostic products, or assays intended for research use only directed to EZH2 mutations or any other marker), whether alone or in collaboration with Third Parties, for use either alone or in conjunction with the development or commercialization of any pharmaceutical products other than the Pharmaceutical Partners Product.

10. COMPLIANCE

10.1. Debarment. Each Party hereby certifies (on behalf of itself and its Affiliates) that it knowingly will not and has not employed or otherwise used in any capacity the services of any person (a) debarred under Title 21 United States Code Section 335a or any similar state law or regulation in performing any activities under this Agreement, (b) excluded from a Federal health care program as outlined in Sections 1128 and 1156 of the Social Security Act (see information about the Office of Inspector General of the Department of Health and Human Services List of Excluded Individuals/Entities at http://oig.hhs.gov/exclusions/index/asp) or from any state health care program, (c) excluded from contracting with the federal government (see the Excluded Parties Listing System as http://epls.arnet.gov) or (d) otherwise disqualified or restricted by the FDA pursuant to 21 C.F.R. 312.70, 21 C.F.R. 812.119, or any other Regulatory Authority.

10.2. Regulatory Disclosure Requirements. Upon written request from any other Party, each Party shall within [**] days provide written confirmation that it has complied with the obligations of Section 10.1. Each Party shall also provide all information to the other Parties necessary to comply with any disclosure requirements mandated by the FDA, including any information required to be disclosed in connection with any financial relationship between the Parties and any other agents or employees.

10.3. Notification of Debarment. Each Party shall immediately notify the other Party in writing if any change occurs such that the obligations of Section 10.1 may be breached or the status of the Party or its Affiliates or any of its employees or any Third Party Agent employed hereunder comes to its attention regarding the same, and shall, with respect to any person or entity so debarred promptly remove such person or entity from performing any activities related to or in connection with the Project Plan or this Agreement.

10.4. HIPAA. Pursuant to the Health Insurance Portability and Accountability Act of 1996, as subsequently amended (“HIPAA”) and the Standards for Privacy of Individually Identifiable Health Information (the “Privacy Rule”) a 45 CFR Parts 160 and 164, as amended, and to the extent RMS, and Epizyme, or Eisai receives or creates any Protected Health Information (“PHI”, as defined in the Privacy Rule) from or on behalf of the other, each Party agrees to comply with all applicable regulations and laws relating thereto. Without limiting the foregoing, the Parties, however, do not anticipate sending or receiving any Individually Identifiable Health Information (as defined in the Privacy Rule) or PHI pursuant to this Agreement

10.5. Compliance. It is each Party’s policy to conduct activities in accordance with applicable state and federal laws and regulations regarding Medicare, Medicaid, and other Third Party payer programs. Therefore, each Party covenants that:

(a) Neither it nor any of its Affiliates is excluded from participation in any state or federal healthcare program, as defined in 42 USC Section 1320a-7b(f) for the provision of items or services for which payment may be made by a federal healthcare program;

(b) It has not contracted with any employee, contractor, agent, vendor or any vendor’s affiliate, including any Third Party Agent, knowing that the contracting party is excluded from participation in any state or federal healthcare program; and

(c) No final adverse action, as defined in 42 USC Section 1320a-7e(g)(1) and 42 USC Section 1320a-7a(g), has occurred or is pending against it or its Affiliates or Third Party Agents;

(d) Each Party agrees to notify the other Parties of any final adverse action, discovery of contract with an excluded entity or individual, or exclusion (as defined above) within [**] days of such action. No such notification will be required with respect to Affiliates of a Party.

10.6. Disclosure of Funding Pursuant to State Laws. The Parties acknowledge that certain state or federal laws now or in the future may require pharmaceutical, medical device and other companies to disclose information on compensation, gifts or other remuneration provided to physicians and other health care professionals. Each Party may report information about remuneration provided under this Agreement, as required by law. Once reported, such information may be publicly accessible.

11. REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1. Mutual Representations. Each Party hereby represents and warrants to the other Parties as of the Effective Date that:

•	It is a corporation duly organized, validly existing, and in good standing under applicable laws;

•	It has obtained all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by it in connection with this Agreement;

•	The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part; and

•	It has the right to grant the applicable rights and licenses provided for under this Agreement.

Furthermore, each Party represents and warrants as of the Effective Date, and will endeavor to ensure such representation and warranty continues through the Term of this Agreement, that:

•

Any Samples provided pursuant to this Agreement are provided hereunder without any obligations of compensation to donors of such Samples or any other Third Party for the intellectual property associated with, or commercial use of, such Samples for any purposes;

•

Any Samples provided pursuant to this Agreement are provided with confirmation that the appropriate informed consents for the collection and use of such Clinical Samples were obtained, including but not limited to, consents for use sufficient to cover the Parties and the activities specified under the Project Plan; and

•	Any Samples provided to a Party were collected stored, transported and delivered in compliance with all applicable laws rules and regulations.

Each of RMS, Epizyme and Eisai further hereby represents, warrants and covenants to the other Parties that during the Term it will not grant or convey to any Third Party any right, license or interest in any Patents that is inconsistent with the rights and licenses expressly granted to the other Party under this Agreement.

11.2. Mutual Representations, Warranties and Covenants. Each Party further represents, warrants and covenants to the other Parties as of the Effective Date and in performing the activities under this Agreement that:

(a) Neither such Party nor any of its Affiliates, nor any of its or their respective officers, employees, or agents will make an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the development of the RMS Product or Pharmaceutical Partners Product, will fail to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority with respect to the development of the RMS Product or Pharmaceutical Partners Product, or will commit an act, make a statement, or fail to make a statement with respect to the development of the RMS Product or Pharmaceutical Partners Product that could reasonably be expected to provide a basis for the FDA to invoke its Application Integrity Policy (as described in the “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto) or any analogous laws or policies in the Territory;

(b) Such Party will comply with reporting requirements applicable to the RMS Product or Pharmaceutical Partners Product, as applicable, including, as applicable, post-market reporting requirements (including with respect to product changes and post-market adverse experience reports) and reporting requirements for clinical studies (including with respect to adverse experiences from studies) for the RMS Product or Pharmaceutical Partners Product, as applicable, in accordance with the Regulatory Authorization and any other regulations set forth by Regulatory Authorities. Such Party will also investigate any complaint related to the RMS Product or the Pharmaceutical Partners Product, as applicable, in a thorough and timely manner, and determine whether such complaint represents an event that must be reported to the appropriate Regulatory Authority. For clarity, RMS shall be responsible for satisfying reporting and complaint investigation requirements with respect to the RMS Product, and the Pharmaceutical Partners shall be responsible for satisfying reporting and complaint investigation requirements with respect to the Pharmaceutical Partners Product;

(c) Such Party shall perform, and cause to be performed, all of its responsibilities under the Project Plan in good scientific manner and in compliance with professional standards and quality consistent with the current state of research in relation to the performance of these responsibilities and with at least the degree of skill, knowledge and care generally used by qualified organizations in the relevant industry for projects of a similar nature and scope; and

(d) Such Party has or will obtain all appropriate licenses, permits, registrations, approvals (including Regulatory Approvals) and certifications necessary to safely, adequately and lawfully perform its obligations under this Agreement and the Project Plan in accordance with applicable laws and regulations.

11.3. Disclaimers. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE PATENTS, KNOW-HOW, MATERIALS, SAMPLES, ASSAY, IVD OR CO-DX, PHARMACEUTICAL PARTNERS PRODUCT, RMS TECHNOLOGY OR CONFIDENTIAL INFORMATION THAT IS LICENSED, SUPPLIED OR OTHERWISE MADE AVAILABLE BY IT TO THE OTHER PARTY UNDER THIS AGREEMENT (INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF PATENT VALIDITY, ENFORCEABILITY AND/OR NONINFRINGEMENT), AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11.4. Limitation of Damages. NO PARTY WILL BE LIABLE TO ANY OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR OTHER SIMILAR DAMAGES (INCLUDING, WITHOUT LIMITATION ANY CLAIMS FOR LOST PROFITS OR REVENUES) ARISING FROM OR RELATING TO THIS AGREEMENT OR PERFORMANCE UNDER, AND REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT IN THE EVENT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

12. INDEMNIFICATION

12.1. Indemnification of RMS. Subject to Section 12.4, Pharmaceutical Partners shall indemnify and hold harmless each of RMS, its Affiliates and its and their directors, officers, shareholders and employees and the successors and assigns of any of the foregoing (the “RMS Indemnitees”), from and against any and all liabilities, damages, penalties, fines, costs and expenses (including, reasonable attorneys’ fees and other expenses of litigation) (“Liabilities”) from any claims, actions, suits or proceedings brought by a Third Party (each a “Third Party Claim”) incurred by any RMS Indemnitee, (a) arising from, or occurring as a result of: (i) the negligence or willful misconduct of Pharmaceutical Partners or their Affiliates or any of their respective directors, officers, or employees; or (ii) any breach of this Agreement by Pharmaceutical Partners; or (b) that alleges that the exploitation of the Pharmaceutical Partners Product directly infringes, misappropriates or otherwise violates or diminishes the intellectual property rights of a Third Party, including any claim that the exploitation of the RMS Product in conjunction with the Pharmaceutical Partners Product contributes to, induces or otherwise supports a direct Third Party Claim of infringement by the Pharmaceutical Partners Product; except in each case ((a) and (b)) to the extent such Third Party Claim falls within the scope of the indemnification obligations of RMS set forth in Section 0 or results from the gross negligence or willful misconduct of a RMS Indemnitee. For clarity, any Liabilities arising from Third Party Claims of direct infringement, misappropriation or other violation or diminishment of Third Party intellectual property rights by the Pharmaceutical Partners Product shall be indemnified pursuant to clause (b) of this Section 12.1, including such Liabilities arising from any failure to obtain or maintain any licenses or other rights with respect to such Third Party intellectual property rights or to make any payment in connection therewith.

12.2 Indemnification of Pharmaceutical Partners. Subject to Section 12.4, RMS shall indemnify and hold harmless Eisai, Epizyme, their respective Affiliates, and the directors, officers and employees of Eisai, Epizyme and their Affiliates, and the successors and assigns of any of the foregoing (the “Pharmaceutical Partners Indemnitees”), from and against any and all Liabilities from any Third Party Claims incurred by any Pharmaceutical Partners Indemnitee, (a) arising from, or occurring as a result of: (i) the negligence or willful misconduct of RMS or any of its Affiliates or any of its or their respective directors, officers, or employees; or (ii) any breach of this Agreement by RMS; or (b) that alleges that the exploitation of the RMS Product directly infringes, misappropriates or otherwise violates or diminishes the intellectual property rights of a Third Party, including any claim that the exploitation of the Pharmaceutical Partners Product in conjunction with the RMS Product contributes to, induces or otherwise supports a direct Third Party Claim of infringement by the RMS Product; except in each case ((a) and (b)) to the extent such Third Party Claim falls within the scope of the indemnification obligations of Pharmaceutical Partners set forth in Section 12.1 or results from the gross negligence or willful misconduct of a Pharmaceutical Partners Indemnitee. For clarity, any Liabilities arising from Third Party Claims of direct infringement, misappropriation or other violation or diminishment of Third Party intellectual property rights by the RMS Product shall be indemnified pursuant to clause (b) of this Section 12.2, including such Liabilities arising from any failure to obtain or maintain any licenses or other rights with respect to such Third Party intellectual property rights or to make any payment in connection therewith.

12.3. Procedure. The Party that intends to claim indemnification under this Article 12 (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any Third Party Claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof, including the right to select defense counsel and to direct the defense or settlement of any Third Party Claim. Notwithstanding the foregoing, the Indemnitor may not settle any Third Party Claim which places any obligation on the Indemnitee or admits any wrongdoing of the Indemnitee without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim, if substantially prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section 12.3, but the omission to so deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may have to any Indemnitee otherwise than under this Section 12.3. The Indemnitee under this Section 12.3 shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Third Party Claim covered by this Article 12; provided that Indemnitee shall have the right at their own expense to select and to obtain representation by separate legal counsel.

12.4. Indemnification Threshold. Except for Pharmaceutical Partners’ obligation to indemnify RMS Indemnitees pursuant to Section 12.1(b) or RMS’ obligation to indemnify Pharmaceutical Partners Indemnitees pursuant to Section 12.2(b) (as to which obligations this Section 12.4 shall not apply), no indemnification shall be payable by a Party hereunder with respect to a Third Party Claim as to which such Party would be responsible for indemnification pursuant to Section 12.1 or 12.2 unless one of the following conditions is satisfied:

(a)	Any individual Third Party Claim which exceeds [**] dollars ($[**]);

(b)	The aggregate amount of one or more Third Party Claim(s) of the same or a similar nature (e.g., similar cause of action) which exceeds [**] dollars ($[**]); or

(c)	The aggregate amount of one or more Third Party Claim(s) which exceeds [**] dollars ($[**]);

and once one of the foregoing conditions is satisfied, such indemnification obligation shall apply to the total amount of such Liabilities from the first dollar of such Liabilities. For clarity, Pharmaceutical Partners’ obligation to indemnify RMS Indemnitees pursuant to Section 12.1(b) or RMS’ obligation to indemnify Pharmaceutical Partners Indemnitees pursuant to Section 12.2(b) shall apply from the first dollar of Liability arising thereunder.

13. CONFIDENTIALITY

13.1. Obligation. RMS agrees to keep confidential and not to use, except for the purpose of conducting the Project, and/or exercising any rights granted to it under this Agreement, including the license rights set forth in Sections 9.1 through 9.6, any Confidential Information of Pharmaceutical Partners or their Affiliates, including the Clinical Patient Data, Pharmaceutical Partners Information, including any clinical protocols from Pharmaceutical Partners. RMS agrees to store the Clinical Patient Data and Pharmaceutical Partners Patient Materials in a secure location. RMS further agrees to limit access to the Confidential Information of Pharmaceutical Partners or their Affiliates solely to those employees, Affiliates of RMS, agents, and contractors who require access in order to perform the Project Plan and who have previously agreed in writing, either as a condition to employment or in order to obtain or access the Confidential Information of Pharmaceutical Partners or its Affiliates, to be bound by terms and conditions of confidentiality and non-use at least as stringent as the terms of this Agreement. For clarity, the foregoing limited right of disclosure of Pharmaceutical Partners Confidential Information with respect to RMS shall not include disclosure to employees of Chugai or to any employees of RMS’ Affiliates or any Third Party that is engaged in or involved with the discovery, development or commercialization of pharmaceutical products. Epizyme and Eisai both agree to keep confidential and not to use, except for the purpose of performing their obligations including conducting the Project Plan, and/or exercising any rights granted to them under this Agreement, including the license rights set forth in Sections 9.2 through 9.7, Confidential Information of RMS or its Affiliates, including the Assay Performance Data and RMS Information. Epizyme and Eisai further agree to limit access to the Confidential Information of RMS or its Affiliates solely to those employees, Affiliates of Epizyme or Eisai, and their licensees, agents and contractors, including any employees of Epizyme or Eisai or any employees of Epizyme’s or Eisai’s Affiliates who are engaged in the development of diagnostic products, who require access in order to perform activities relating to developing, manufacturing, obtaining Regulatory Approval for or selling the Pharmaceutical Partners Product in conjunction with the RMS Product or otherwise exercising their rights under this Agreement, and who have previously agreed in writing, either as a condition to employment or in order to obtain or access the Confidential Information of RMS or its Affiliates, to be bound by terms and conditions of confidentiality and non-use at least as stringent as the terms of this Agreement. For clarity, the foregoing limited right of disclosure of RMS Confidential Information with respect to Pharmaceutical Partners shall not include disclosure to any employees of Epizyme’s or Eisai’s Affiliates (Affiliates, either now or later become) or any Third Party partners/collaborators that are exclusively engaged in, or exclusively involved with, development and commercialization of diagnostic products in competition with RMS. The obligations of confidentiality and non-use in this Section 13.1 shall continue during the Term and expire [**]

from the termination or expiration of this Agreement. These obligations of confidentiality and non-use shall not apply to the Confidential Information of a Party or its Affiliates which:

•

is publicly available by use and/or publication before its receipt from the disclosing Party or its Affiliates, or on their behalf, or before its development under the Project, or thereafter become publicly available through no fault of the receiving Party;

•

was already in the receiving Party’s possession without obligation of confidentiality back to the disclosing Party prior to receipt from the disclosing Party or an Affiliate of the disclosing Party or prior to its development under the Project;

•

is or was developed on their behalf outside of this Agreement independently of and without access to or use of the Confidential Information of the disclosing Party, as evidenced by records kept by the receiving Party in the ordinary course of business; or

•

is properly obtained by the receiving Party from a Third Party which has a valid right to disclose such information to the receiving Party, is not under a confidentiality obligation to the disclosing Party or its Affiliate, and is not disclosing such information to the receiving Party on behalf of the disclosing Party or an Affiliate.

13.2. Exceptions. Notwithstanding the obligations of confidentiality and non-use set forth in Section 13.1 above, each Party shall be permitted to disclose Confidential Information of the other Party that is required to be disclosed to comply with applicable laws, court order, or governmental regulations, provided that such Party provides prior written notice of such disclosure to the Party whose Confidential Information is being disclosed and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure. The prior written notice must be given as soon as reasonably possible in order to permit the Party whose Confidential Information is being disclosed to challenge such disclosure or to seek a protective order or some other accommodation to protect the confidentiality of the information that is required to be disclosed. Despite disclosure of Confidential Information as permitted under this Section 13.2, such Confidential Information shall retain its confidential nature until precluded otherwise under Section 13.1 above, and the permitted disclosure of Confidential Information shall be limited to only that Confidential Information that is necessary to comply with such law, order or regulation.

13.3. No License. Disclosure of Confidential Information by one Party to another Party pursuant to this Agreement does not convey, grant, transfer or otherwise create any option, license or other rights or interests beyond those licenses expressly granted in this Agreement.

14. PUBLICITY AND PUBLICATION

14.1. Publicity. Promptly following the Effective Date, the Parties shall issue a press release in the form agreed by the Parties. Following such initial press release, no Party hereto may issue any other press release or other public statement or announcement concerning this Agreement, the subject matter hereof, or the research, development or commercial results of the products hereunder without the other Parties’ prior written consents. In addition, no Party hereto shall make any disclosure of this Agreement and/or the terms and conditions set forth herein, or use the name or any trademarks, logos or trade dress of another Party or its Affiliates in any publicity, press release or other form of public announcement or disclosure without the prior written consent of such other Party. Notwithstanding the foregoing, any Party may disclose the terms or existence of this Agreement if required by law or regulation, including without limitation applicable securities laws and regulations and rules and regulations of securities exchanges. If the terms or existence of this Agreement are required to be disclosed by law or regulation, such Party will give the other Parties’ prior written notice of the disclosure requirement and a reasonable opportunity to review and comment on what is intended to be disclosed before disclosure.

14.2. Publication. The Parties shall have the right to publish, present or use the Project Inventions and/or any portion thereof for their instructional, or publication objectives, or for non-confidential discussions with a Third Party (a “Publication”). Epizyme and Eisai will generally be responsible for and control the timing and scope of any Publication of Clinical Patient Data and/or Pharmaceutical Partners Project Invention. RMS will generally be responsible for and control the timing and scope of any Publication of the Assay Performance Data and/or RMS Project Invention. Any Publications of the Joint Inventions must be agreed and approved by all Parties. Furthermore, Epizyme and Eisai shall not have the right to publish, present or use the Assay Performance Data, the RMS Project Invention or any portion thereof for any Publication without RMS’ prior written consent, and RMS shall not have the right to publish, present or use the Clinical Patient Data, the Pharmaceutical Partners Project Invention or any portion thereof for any Publication without Epizyme and Eisai’s prior written consents. Such Publication shall be subject to the provisions of this Agreement relating to confidentiality and non-disclosure, and shall be consistent with academic standards. At least [**] days prior to submission for publication, or [**] business days prior to submission for presentation or use (including abstracts), the publishing Party shall submit to the other Party for review any proposed Publication. The other Party shall review the proposed Publication and provide its comments to the publishing Party no later than [**] days prior to the proposed submission date for the Publication. The Parties agree that the non-publishing Party may request the proposed submission date to be delayed, and the publishing Party agrees to delay, by up to an additional [**] days in order to provide its comments or address concerns regarding the Publication. In addition, upon the other Party’s notice to the publishing Party that the other Party reasonably believes that one or more patent applications should be filed which relate to Project Inventions owned by the other Party or Joint Inventions prior to any Publication, the publishing Party shall delay the Publication until such patent application(s) have been filed, provided that the other Party will cooperate in expeditiously filing any such patent application(s), and provided further that any such delay of a Publication will not exceed [**] days from the date of such notice by the other Party to the publishing Party. If the other Party believes that any Publication contains Confidential Information or other proprietary information belonging to such Party, such Party will notify the publishing Party, which will remove all references to such Confidential Information or proprietary information prior to publication, presentation or use.

15. TERM AND TERMINATION

15.1. Term of Agreement. The term of this Agreement (the “Term”) commences on the Effective Date and shall continue for as long as a Pharmaceutical Partners Product is being developed or offered for sale by Pharmaceutical Partners in any country in the Territory of an agreed upon Project Plan, unless terminated earlier in accordance with Sections 15.2 to 15.6 below.

15.2. Termination by Mutual Agreement. This Agreement or any Project Plan may be terminated at any time by mutual written agreement of all the Parties. In such event, the Parties will agree upon and conduct an orderly wind down of any ongoing activities being performed under the Project Plan.

15.3. Termination for Changes to Key Assumptions. Any Party may terminate this Agreement or any Project Plan upon sixty (60) days’ prior written notice to the other Parties in case of any Changes which cannot be addressed and resolved by amending the Project Plan; provided, however, that RMS shall not have the right to terminate this Agreement in connection with any Changes to the extent that such Changes result from or arise out of RMS’ negligence or failure to exercise due care in the performance of its obligations under this Agreement. The Parties agree to address and resolve Changes which cannot be addressed and resolved by amending the Project Plan through the processes set forth in Sections 3.2, 4.1(d), 4.2(d), and 4.3 above and, if applicable, Article 16, and the right to terminate the Agreement or any Project Plan pursuant to this Section 15.3 shall only apply if an arbitrator issues an arbitration decision in accordance with Article 16 stating that it is not commercially reasonable to address and resolve such Changes through an amendment to the Project Plan.

15.4. Termination by Pharmaceutical Partners after Initiation of the Project. Pharmaceutical Partners may terminate this Agreement or any Project Plan by providing RMS with ninety (90) days’ prior written notice in the event that:

•

Pharmaceutical Partners determines in their sole discretion to discontinue the partnership regarding the Pharmaceutical Partners Product and that neither Epizyme nor Eisai will offer the Pharmaceutical Partners Product for sale in at least one country or region in the Major Markets; or

•

Pharmaceutical Partners determine, following prior discussion with RMS via the JSC, that the Assay being developed under such Project Plan is no longer needed for use with the Pharmaceutical Partners Product.

In such event, during such ninety (90) day period, the Parties will agree upon and conduct an orderly wind down of any ongoing activities being performed under the Project Plan.

15.5. Termination for Breach. Any Party shall have the right to terminate this Agreement in the event that one of the other Parties is in breach of one or more of its material obligations under this Agreement, by providing the breaching Party (and if the breaching Party is

Epizyme, providing Eisai, or if the breaching Party is Eisai, providing Epizyme) written notice describing the breach with a copy to the other Party. The Parties acknowledge and agree that, in the event of a breach by Epizyme, Eisai shall have the right to cure such breach on Epizyme’s behalf, and vice versa. If the breaching Party has not cured such material breach within [**] days after receipt of such notice, then termination of the Agreement shall be effective immediately upon notice of termination after expiration of such period; provided that RMS shall not have the right to terminate this Agreement in the event of a breach by a Pharmaceutical Partner if the other Pharmaceutical Partner has cured such breach during the [**] day cure period. Notwithstanding the foregoing the Parties may agree to extend such [**] day cure period my mutual written agreement.

15.6. Termination for Insolvency or Bankruptcy. Any Party may terminate this Agreement with respect to another Party effective on written notice to the other Parties upon the liquidation, dissolution, winding-up, insolvency, bankruptcy, or filing of any petition therefor, appointment of a receiver, custodian or trustee, or any other similar proceeding, by or of such other Party where such petition, assignment or similar proceeding is not dismissed or vacated within ninety (90) days. All rights and licenses granted pursuant to this Agreement are, for purposes of Section 365(n) of Title 11 of the United States Code or any foreign equivalents thereof (as used in this Section 15.6, “Title 11”), licenses of rights to “intellectual property” as defined in Title 11. Each Party in its capacity as a licensor hereunder agrees that, in the event of the commencement of bankruptcy proceedings by or against such bankrupt Party under Title 11: (i) the other Party(ies), in its/their capacity as a licensee(s) of rights under this Agreement, retains and may fully exercise all of such licensed rights under this Agreement, including as provided in this Section 15.6, and all of its rights and elections under Title 11; and (ii) the other Party(ies) is/are entitled to a complete duplicate of all embodiments of such intellectual property, and such embodiments, if not already in its possession, will be promptly delivered to the other Party: (1) upon any such commencement of a bankruptcy proceeding, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement; or (2) if not delivered under (1), immediately upon the rejection of this Agreement by or on behalf of the bankrupt Party.

15.7. Consequences of Termination.

(a) If RMS terminates this Agreement or a Project Plan pursuant to Section 15.3, 15.5 or 15.6, or if the Parties terminate this Agreement or a Project Plan pursuant to Section 15.2, and RMS is not in material breach of this Agreement, then Pharmaceutical Partners shall reimburse RMS for [**]; provided, however, that Pharmaceutical Partners shall not be obligated to pay [**].

(b) If RMS terminates this Agreement or a Project Plan pursuant to Section 15.4, and RMS is not in material breach of this Agreement, then the Parties shall agree [**] and Pharmaceutical Partners shall pay to RMS [**]. If the Parties cannot agree [**], the Parties agree that such disputes shall be resolved by Senior Officers in accordance with Section 4.3, and then, if applicable, by Arbitration in accordance with Article 16. Without limiting the foregoing, (i) in the event that such termination occurs after completion of [**],

Pharmaceutical Partners shall pay to RMS [**] dollars ($[**]), and (ii) in the event that such termination occurs after completion of [**], Pharmaceutical Partners shall pay to RMS [**] dollars ($[**]) (either the fees in (i) or (ii), the “Deferred Fee”); provided that, for clarity, in the event that Pharmaceutical Partners is obligated to make a payment for Deferred Fee to RMS pursuant to clause (ii), they shall not also be obligated to make a payment for Deferred Fee to RMS pursuant to clause (i). Any applicable Deferred Fee in addition to any applicable [**] that may be due as set forth above in this Section 15.7(b) shall be collectively the “Termination Fees”. In addition, Pharmaceutical Partners shall pay to RMS and any additional costs associated with the agreed upon orderly wind down of any then-ongoing activities under the Project Plan. For clarity, (1) for purposes of calculating the Termination Fees (if any) due to RMS pursuant to this Section 15.7(b) only, the milestone reference amounts set forth on Part I of Exhibit E shall apply, (2) for purposes of any milestones that have been completed prior to termination (which were not invoiced and/or paid), such milestones shall be deemed earned and the milestone amounts set forth in Exhibit B shall apply and be paid in accordance with Article 7; and, unless otherwise expressly agreed by the Parties in writing, in no event shall Pharmaceutical Partners be obligated to pay RMS more than an aggregate of twenty-one million dollars ($21,000,000) in milestones and Termination Fees under this Agreement. For illustrative purposes only, Part II of Exhibit E provides sample calculations for two different scenarios under this Section 15.7(b).

(c) The expiration or early termination of this Agreement, for any reason, shall not affect any rights or obligations that have already accrued as of the date of such expiration or termination, nor preclude any Party from pursuing any rights and remedies it may have under this Agreement or at law or in equity which accrued or are based upon any event occurring before expiration or termination.

(d) Upon the expiration or earlier termination of this Agreement, the licenses granted in Sections 8.7 and 9.1 to 9.8 and the covenant not to sue in Section 9.9 shall survive and shall become perpetual, irrevocable and fully paid-up.

(e) If this Agreement or a Project Plan is terminated by any Party for any reason after the first commercial sale of a RMS Product in any country in the Major Markets, RMS shall, if requested in writing by Pharmaceutical Partners, continue to manufacture and supply the RMS Product for sale in the Major Markets in accordance with this Agreement in such quantities as may be required for a minimum period of [**] following termination. RMS shall in addition provide access on reasonable commercial terms to such Contract Laboratories in the Major Markets who shall be fully enabled to perform any testing using the RMS Product in connection with use of the Pharmaceutical Partners Product.

15.8. Disposition of Confidential Information. Upon termination of this Agreement, each Party shall, except to the extent necessary or appropriate under any licenses which survive such termination or for archival purposes to be held by such Party’s legal department, promptly return (or destroy and provide written certification thereof) to the other Party all of the other Party’s Confidential Information (including any copies thereof).

15.9. Disposition of Materials. Upon the expiration or earlier termination of this Agreement, or earlier if requested, all residual amounts of Materials provided to RMS by Pharmaceutical Partners shall be returned to Pharmaceutical Partners upon their request within [**] days of such notice of request, except to the extent necessary or appropriate as required for verification to any Regulatory Authority for any activities conducted under the Project Plan. For any Materials provided to RMS by or on behalf of Pharmaceutical Partners and sent to Contract Laboratories or which were directly sent to Contract Laboratories, RMS agrees to assist in arranging for the return of such Materials within [**] days of such notice of request. Such request shall include instructions on where and how such Materials are to be returned to Pharmaceutical Partners, at Pharmaceutical Partners’ expense. Without limiting the foregoing, if Pharmaceutical Partners terminate this Agreement pursuant to Section 15.5 or Section 15.6, RMS shall provide Pharmaceutical Partners with [**]. If Pharmaceutical Partners terminate this Agreement pursuant to Section 15.5 or Section 15.6, RMS agrees to make Assay Performance Data generated prior to the date of such termination available to the extent required by Pharmaceutical Partners to exercise its license rights under Section 9.7.

15.10. Survival. In addition to any provisions specified in this Agreement as surviving under the applicable circumstances, the provisions of Sections 5.12(b), 7.3, 7.4, 9.5, 9.11, 15.7, 15.8, 15.9, 17.1, 17.10 and Articles 2, 8, 11, 16 of this Agreement and the definition for any defined terms contained within this Agreement survive expiration or termination of this Agreement.

16. DISPUTE RESOLUTION

16.1. Arbitration. Except as otherwise expressly provided in this Agreement, any dispute or disagreement between the Parties arising under or in connection with this Agreement and/or their performance hereunder will be finally resolved through binding arbitration. The arbitration shall be conducted pursuant to the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”) and the provisions of this Section 16.1.

16.2. Arbitration Panel. The arbitration shall be conducted by a panel of three (3) arbitrators. Within [**] days after the initiation of the arbitration, Pharmaceutical Partners will nominate one person to act as an arbitrator, RMS will nominate one person to act as an arbitrator, and the two arbitrators so named will then jointly appoint the third arbitrator within [**] days of their appointment, who will serve as chairman of the arbitration panel. All three (3) arbitrators must be independent Third Parties having at least ten (10) years of dispute resolution experience (including judicial experience) and/or legal or business experience in the biotech or pharmaceutical industry. If any Party fails to timely nominate its arbitrator, or if the arbitrators selected by the Parties cannot agree on the person to be named as chairman within such [**] day period, the AAA will make the necessary appointments for such arbitrator(s) or the chairman. Once appointed by a Party(ies), such Party(ies) will have no ex parte communication with its appointed arbitrator.

16.3. Location and Proceedings. The place of arbitration will be Chicago, Illinois, or such other venue as the Parties may mutually agree. The arbitration proceedings and all communications with respect thereto will be in English. Any written evidence originally in another language will be submitted in English translation accompanied by the original or a true copy thereof. The arbitrators have the power to decide all matters in dispute, including any questions of whether or not such matters are subject to arbitration hereunder. The decisions of the arbitrators shall be final and binding on the Parties and shall not be subject to appeal

16.4. Limitation on Awards. The arbitrators shall have no authority to award any punitive, exemplary, consequential, indirect, special or other similar damages. Each Party shall bear its own costs and expenses (including without limitation attorneys’ fees and expert or consulting fees) incurred in connection with the arbitration. RMS shall bear [**] percent ([**]%) and Pharmaceutical Partners shall bear [**] percent ([**]%) of the arbitrator’s fees and any other administrative costs and expenses associated with the arbitration.

16.5. Confidentiality. No Party, nor any of the arbitrators, shall be permitted to disclose the existence, content or results of any arbitration proceedings pursuant to this Article 16, without the prior written consent of the other Parties.

16.6. Equitable Remedies. Notwithstanding anything in this Agreement to the contrary, any Party shall have the right to seek a temporary injunction or other interim equitable relief from a court of competent jurisdiction in order to protect its rights and interests under this Agreement pending the outcome of any arbitration hereunder. However, such court will have no jurisdiction or ability to resolve disputes beyond the specific issue of temporary injunction or other interim equitable relief.

16.7. Continued Performance During Dispute. During the pendency of any arbitration proceedings under this Article 16, the Parties will continue using Commercially Reasonable Efforts to perform their respective obligations under the Agreement and in accordance with its provisions in a manner which to the fullest extent practicable will maintain the status quo of the Parties with respect to those matters which are the subject to the dispute.

17. MISCELLANEOUS

17.1. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware in the United States of America, without regard or reference to any of its rules or provisions governing conflict of laws.

17.2. Independent Contractors. Nothing in this Agreement is intended or will be deemed to constitute a partnership, agency, distributorship, employer-employee relationship or joint venture relationship between the Parties. No Party is permitted or shall have any authority to bind or make any commitments for or on behalf of any other Party, except to the extent expressly provided in this Agreement or the Project Plan.

17.3. Performance by Affiliates and Sublicenses. Each Party is responsible for its Affiliates performance of any activities under this Agreement, and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Each Party is responsible for its permitted sublicense’s, including any Third Party Agents, compliance with the terms of the licenses granted herein.

17.4. No Strict Construction; Headings. This Agreement has been prepared jointly and will not be strictly construed against any Party. Ambiguities, if any, in this Agreement will not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand the meaning of the language contained in the Article or Section.

17.5. Assignment. No Party is permitted to assign its interest under this Agreement without the express prior written consent of the other Parties; provided, however, that a Party may assign this Agreement without such consent (i) to an Affiliate, or (ii) to any purchaser of all or substantially all of the business or assets of such Party or to any successor corporation or entity to which this Agreement relates (whether by way of merger, acquisition or otherwise), so long as the entity to which this Agreement is assigned expressly agrees in writing to assume and be bound by all obligations of the assigning Party under this Agreement. Any purported assignment without a required consent is null and void. No assignment will relieve any Party of responsibility for the performance of any obligation that accrued before the effective date of assignment. This Agreement is binding upon the permitted successors and assigns of the Parties.

17.6. Further Actions. Each Party will execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

17.7. Notices and Deliveries. Any notices required or provided by the terms of this Agreement shall be in writing, addressed in accordance with this Section, and shall be delivered, except as otherwise indicated below, personally or sent by certified or registered mail, return receipt requested, postage prepaid, or by nationally-recognized express courier services providing evidence of delivery. Except as noted below, the effective date of any notice shall be the date of first receipt by the receiving Party. Notices shall be sent to the address(es)/addressee(s) given below or to such other address(es)/addressee(s) as the Party to whom notice is to be given may have provided to the other Party(ies) in writing in accordance with this provision.

If to Epizyme:	Epizyme, Inc. 325 Vassar Street Cambridge, Massachusetts 02139 Attention: Chief Business Officer

with a copy to:	WilmerHale LLP 60 State Street Boston, MA 02109 Attention: Steven D. Barrett, Esq.

If to Eisai:	Eisai Co., Ltd. Koishikawa 4-6-10 Bunkyo-Ku Tokyo 112-8088 Japan Attention: Chief Product Creation Officer

with copies to:	Eisai Co., Ltd. Koishikawa 4-6-10 Bunkyo-Ku Tokyo 112-8088 Japan Attention: General Counsel

and	Eisai Inc. 100 Tice Blvd. Woodcliff Lake, NJ 07677 Attention: President General Counsel

Submit invoices to:	Both Pharmaceutical Partners (at addresses above, but not to copy addressees above)

If to RMS: (Technical contact)	RMS Molecular Systems, Inc. 4300 Hacienda Drive Pleasanton, California 94588 Attention: Genomics and Oncology Lifecycle Team Leader

(Administrative contact)	RMS Molecular Systems, Inc. 4300 Hacienda Drive Pleasanton, California 94588 Attention: Legal Department

With a copy to:	RMS Molecular Systems, Inc. 4300 Hacienda Drive Pleasanton, California 94588 Attention: Business Development

17.8. Force Majeure. No Party will lose any rights hereunder or be liable to the other Party(ies) for damages or losses (except for payment obligations for activities performed under this Agreement) on account of failure of performance by the nonperforming Party if the failure is occasioned by war, strike, fire, act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers (that could not be reasonably foreseen nor prevented by the nonperforming Party), prevention from or hindrance in obtaining energy or other utilities, a market shortage of raw materials or necessary components, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming Party and the nonperforming Party has exerted all reasonable efforts to avoid or remedy such force majeure and to mitigate the extent of damages from such force majeure, as much as feasible; but, in no event will a Party be required to settle any labor dispute or disturbance.

17.9. Severability; Waiver. If any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement or any of the Parties to be invalid, illegal or unenforceable, such provision or provisions will be reformed to as nearly as possible approximate the intent of the Parties without adversely affecting the rights or obligations of the Parties and, if it cannot be so reformed and if the rights or obligations of the Parties will not be materially and adversely affected thereby, such provision will be divisible and deleted. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

17.10. Entire Agreement; Modification. This Agreement, together with any Attachments attached hereto and specifically referenced herein, constitutes the entire agreement between the Parties with respect to the Project and supersedes and replaces any and all previous arrangements and understandings, whether oral or written, between the Parties with respect to the Project; provided, however, that the CDAs shall survive and remain in effect for proprietary information of the Parties that falls outside the scope of Article 12 of this Agreement; and provided, further, that as between Epizyme and Eisai, nothing herein is intended or shall be construed to amend or modify such Parties’ rights or obligations under the Collaboration Agreement. Any amendment or modification to this Agreement shall be of no effect unless made in a writing signed by an authorized representative of each Party. If there is a conflict between the terms of this Agreement and any Attachments hereto, the terms of this Agreement shall prevail.

17.11. Counterparts. This Agreement may be signed in any number of counterparts (facsimile and electronic transmission included), each of which shall be deemed an original, but all of which shall constitute one and the same instrument. After facsimile or electronic transmission, the Parties agree to execute and exchange documents with original signatures.

(Remainder of this page is left intentionally blank.)

The Parties have executed this Agreement, by their respective duly authorized representatives, to be effective as of the Effective Date.

ROCHE MOLECULAR SYSTEMS, INC.		EPIZYME, INC.

By:	/s/ P.A. Brown	By:	/s/ Jason Rhodes
	(signature)		(signature)
Name:	P.A. Brown	Name:	Jason Rhodes
	(printed name)		(printed name)
Title: President and CEO RMS		Title:	EVP and CBO
Date: 18 December 2012		Date:	20 December 2012

EISAI CO., LTD.

		By:	/s/ Kenichi Nomoto
(signature)
		Name:	Kenichi Nomoto
(printed name)
		Title:	President, Oncology PCU
		Date:	23 December 2012

EXHIBIT A

INITIAL PROJECT PLAN

Project Plan

To Develop a Companion Diagnostic (CoDx) Test for EZH2 [**] Mutation Detection to Select Patients for Treatment with E7438

This Work Plan describes the activities and deliverables planned for a joint collaboration between Epizyme and Eisai (collectively and applicably the Pharmaceutical Partners) and RMS to develop a companion diagnostic (CoDx) testing kit against EZH2 change of function mutations in the catalytic domain for the selection of Non-Hodgkin Lymphoma (NHL) patients for treatment with E7438.

Background – Diagnostic Test:

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 4 pages were omitted. [**]

Scope of this Work Plan:

The Pharmaceutical Partners and RMS would like to engage in a collaboration to develop and commercialize a companion diagnostic test (RMS Product) for the prospective selection of EZH2 mutation positive Non-Hodgkin’s Lymphoma (NHL) patients for treatment with E7438. This Work Plan describes the activities, deliverables, and estimated budget anticipated for a collaboration between the Pharmaceutical Partners and RMS for Stage 1 – Specimen access, pre-IDE development activities with minimal set of verification studies required for IND supplement/IDE submission, Stage 2 – IVD development/core TPV studies required for Device Authorization Application submission, Stage 3 – Phase II/III clinical trials to establish clinical utility, Stage 4 – Clinical reproducibility studies required for Device Authorization Application submission, and Stage 5 – CE-IVD marking and Device Authorization Application submission to FDA.

Note: This work plan and payment plan are based on the Key Assumptions set forth in Exhibit C. Any changes to the Key Assumptions may lead to a change in the work plan and payment plan.

[**].

In addition, high level budget estimates of activities that are planned in the long term for support of a [**] will be provided to the Pharmaceutical Partners. These “ball park” estimates are based on the assumptions listed below and may be modified in the future as the scope of the project becomes more fully defined. Modification of the scope and budget of long term activities will be agreed upon by the Pharmaceutical Partners and RMS.

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of nine pages were omitted. [**]

EXHIBIT B

PAYMENT PLAN

Milestones:

Epizyme, on behalf of Epizyme and Eisai, will pay RMS the following milestone payments upon completion of activities associated with the milestone:

#	Milestone	Payment
1	[**]	[**]
2	[**]	[**]
3	[**]	[**]
4	[**]	[**]
5	[**]	[**]
6	[**]	[**]
7	[**]	[**]
8	[**]	[**]
9	[**]	[**]
1	[**]	[**]
1	[**]	[**]
1	[**]	[**]
1	[**]	[**]

In the event that RMS has completed [**] Project Plan and thereafter any excessive delay or failure of performance by Pharmaceutical Partners prevents RMS from filing and therefore obtaining Regulatory Approval thereof in the United States, where RMS would otherwise have earned such subsequent milestone(s) but for such excessive delay or failure of performance by Pharmaceutical Partners, then RMS may send a notice to Pharmaceutical Partners asserting that such circumstances exist. If Pharmaceutical Partners do not either send RMS a notice of termination pursuant to Article 15 or a notice disputing the existence of such circumstances within [**] days after the notice from RMS asserting such circumstances, and if RMS is not in material breach of the Agreement, RMS shall be deemed to have earned [**] dollars ($[**]), which amount shall be creditable against all unearned milestones and any Termination Fees, if applicable. Any dispute as to the applicability of this paragraph shall be resolved in accordance with the terms of Article 16. For clarity, unless otherwise expressly agreed by the Parties in writing, in no event shall Pharmaceutical Partners be obligated to pay RMS more than an aggregate of twenty-one million dollars ($21,000,000) in milestones (including any amount that may become payable pursuant to this paragraph) and Termination Fees under this Agreement.

EXHIBIT C

KEY ASSUMPTIONS

As of the Effective Date, the following items shall be deemed Key Assumptions which were used to prepare the initial Project Plan and associated Payment Plan agreed upon by the Parties:

Note: This work plan and payment plan are based on the assumptions stated below. Any changes to the assumptions may lead to a change in the work plan and payment plan.

[**].

In addition, high level budget estimates of activities that are planned in the long term for support of a [**] will be provided to the Pharmaceutical Partners. These “ball park” estimates are based on the assumptions listed below and may be modified in the future as the scope of the project becomes more fully defined. Modification of the scope and budget of long term activities will be agreed upon by the Pharmaceutical Partners and RMS.

Key Assumptions:

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 2 pages were omitted. [**]

EXHIBIT D

MAJOR MARKETS

As of the Effective Date and under the initial Project Plan and its corresponding Payment Plan, the countries in which the Parties agree to include in Markets shall be:

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 1 page was omitted. [**]

EXHIBIT E

MILESTONES AND EXAMPLES FOR SECTION 15.7(b)

Part I: Milestone Reference Amounts for Purposes of Section 15.7(b)

Milestone	Payment
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

Part II: Sample Calculations under Section 15.7(b) (for illustrative purposes only)

[**]